Exhibit 4.4

U.S. DOLLAR 91,943,797

NAIRA LETTER OF CREDIT FACILITY AND GUARANTY AGREEMENT

Dated as of April 19, 2012

Among

PACIFIC BORA LTD.

As Owner, U.S. Account Party

PACIFIC DRILLING (GIBRALTAR) LIMITED

As U.S. Account Party

PACIFIC DRILLING LIMITED

As U.S. Co-Applicant

PACIFIC DRILLING S.A.

As Guarantor

THE LENDERS FROM TIME TO TIME PARTIES HERETO

and

CITIBANK, N.A.

As Administrative Agent, Issuing Bank and Arranger

This Agreement is entered into with the benefit of, and subject to, the terms of the Intercreditor Agreement (as defined herein). The Intercreditor Agreement provides, inter alia, that no person may become an Obligor under, or grant any Lien in respect of, this Agreement unless such person has acceded to the Intercreditor Agreement in accordance with its terms. If such person has not acceded to the Intercreditor Agreement, the Intercreditor Agreement provides that its obligations set out herein and in any Collateral Document shall be deemed invalid and unenforceable. The exercise of remedies under this Agreement shall be subject to and in accordance with the express provisions of the Intercreditor Agreement, and any notice of default given to the Borrowers under this Agreement shall be deemed to be expressly stated to be subject to the terms of the Intercreditor Agreement. This Agreement shall not be effective prior to the “Effective Date” as such term is defined in the Third Amendment and Restatement Agreement. The Effective Date shall be confirmed in a notice delivered by the Intercreditor Agent to the Administrative Agent and such notice shall be conclusive for all purposes hereunder.

i

ii

Schedules

Schedule I	–	Commitments and Applicable Lending Offices
Schedule II	–	Disclosed Litigation

Exhibits
Exhibit A	–	Form of Notice of Issuance
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C	–	Form of Opinion of Vinson & Elkins LLP, counsel to the Document Parties
Exhibit D	–	Form of Cash Collateral Agreement
Exhibit E	–	Form of PIDWAL Assignment of Drilling Contract Reimbursement Proceeds
Exhibit F	–	Form of Subordinate Owner Assignment of Drilling Contract Reimbursement Proceeds
Exhibit G	–	Form of Subordinate Owner Assignment of Insurances
Exhibit H	–	Form of Subordinate Owner Assignment of Reinsurances
Exhibit I	–	Form of Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement
Exhibit J	–	Form of Owner’s Insurance Proceeds Account Collateral Agreement
Exhibit K	–	Form of Letter of Credit
Exhibit L	–	Form of FX Cash Collateral Agreement

iii

LETTER OF CREDIT FACILITY AND GUARANTY AGREEMENT

LETTER OF CREDIT FACILITY AND GUARANTY AGREEMENT, dated as of April 19, 2012, among PACIFIC BORA LTD., a Liberian corporation (“PBL”), as owner, U.S. account party and joint and several borrower (the “Owner,” “U.S. Account Party” and “Borrower”), PACIFIC DRILLING (GIBRALTAR) LIMITED, a Gibraltar company (“PDGL”), as U.S. account party and joint and several borrower (“U.S. Account Party” and “Borrower”), PACIFIC DRILLING LIMITED, a Liberian corporation (“PDL”), as U.S. co-applicant and joint and several borrower (“U.S. Account Party” and “Borrower”), PACIFIC DRILLING S.A., a company incorporated under the laws of Luxembourg (“PDSA”), as guarantor (the “Guarantor”), and the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, CITIBANK, N.A. (“Citibank”), as issuing bank (the “Issuing Bank”), Citibank, as administrative agent (together with any successor agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined) and Citibank, as arranger (the “Arranger”).

PRELIMINARY STATEMENTS:

(1) The Owner is the sole owner of the ultra-deepwater dynamically-positioned drill ship named “Pacific Bora” (the “Vessel”) delivered 2010 by the builder Samsung Heavy Industries, and registered under Liberian flag, Official No. 14745, in the name of Owner. Under the terms of the Offshore Drilling Contract—Dwd-2010-639426, dated 9 November 2010 (as the same may be from time to time amended, supplemented or otherwise modified, the “Drilling Contract”), between Star Deep Water Petroleum Limited, a company organized under the laws of the Federal Republic of Nigeria (“Star Deep Water Petroleum”), and the Owner and Pacific International Drilling West Africa Limited, a Nigerian corporation (“PIDWAL”), collectively, as the Contractor therein named, the Owner and PIDWAL have agreed to provide the Vessel for drilling operations in Nigeria.

(2) PIDWAL has requested Citibank Nigeria Ltd. (the sole “TI Bond Issuing Bank”) to provide a guaranty in Nigeria to act as a temporary import bond in the face amount of Naira 14,884,342,426.20 (the “TI Bond”) in favor of the Government of Nigeria Customs Service to secure the Owner’s obligations under a Nigerian Temporary Import Approval for mobilization of the Vessel to Nigerian waters, which occurred on July 18, 2011, and on the terms and conditions therein provided (the “TI Bond Facility”) the TI Bond Issuing Bank has issued the TI Bond.

(3) PBL, PDGL and PDL have requested that the Issuing Bank issue the Letter of Credit (defined below) in favor of the TI Bond Issuing Bank, whereby the TI Bond Issuing Bank may draw in Naira under the Letter of Credit all amounts drawn under the TI Bond.

(4) The Owner, PDGL and PDL (collectively, the “US Account Parties”) have requested the Issuing Bank to issue the Letter of Credit, and have agreed, jointly and severally, to reimburse the Issuing Bank, in United States Dollars, for all amounts drawn under the Letter of Credit. The US Account Parties, as joint and several Borrowers, have requested the Lenders to provide Advances to them, on the terms and subject conditions herein set forth, up to the amount of each Lender’s respective Commitment, to reimburse the Issuing Bank in United States Dollars for all amounts drawn under the Letter of Credit but not paid when due by the US Account Parties to the Issuing Bank.

(5) PDGL is a wholly-owned subsidiary of PDSA, 70% of whose capital stock is owned by QPIL; PDL is a wholly-owned subsidiary of PDGL; the Owner is a wholly-owned subsidiary of PDL; and at least 28% of the capital stock of PIDWAL is owned, indirectly, by PDL. The US Account Parties are each individually sometimes referred to a “Credit Party” and, collectively, as the “Credit Parties.” Together with PDSA, the Credit Parties are sometimes each referred to individually, as an “Obligor” and, collectively, as the “Obligors.” Together with PIDWAL, the Obligors are sometimes each referred to individually, as a “Document Party” and, collectively, as the “Document Parties.”

(6) Under the Project Facilities Agreement, dated 9 September 2010, between the Owner as a borrower, the other borrowers therein named, PDL as guarantor, DNB Bank ASA and the other parties therein named (as amended by a First Amendment Agreement, dated 16 November 2010, a First Amendment and Restatement Agreement, dated 30 March 2011, a Second Amendment and Restatement Agreement, dated 30 March 2012 and a Third Amendment and Restatement Agreement, dated on or about the date hereof (the “Third Amended and Restated Agreement,” and as the same may be from time to time amended, supplemented, restated or otherwise modified, the “PFA”), the lenders therein have provided, inter alia, financing to the Owner in connection with its acquisition of the Vessel, and the Owner and the Vessel are subject to the security arrangements described in the PFA. The Initial Lenders are party as lenders to the PFA.

(7) To induce the Issuing Bank to issue the Letter of Credit and the Lenders to make Advances as herein provided, PDSA has agreed, on the terms and conditions herein contained, to provide a guaranty in favor of the Administrative Agent, the Issuing Bank and the Lenders to guarantee the Obligations of the Credit Parties under this Agreement and the other L/C Related Documents (defined below).

(8) To induce the Issuing Bank to issue the Letter of Credit and the Lenders to make Advances as herein provided, the Owner has agreed to pay to the Issuing Bank as collateral security any Drilling Contract Reimbursement Proceeds (defined below) received by the Owner following application in accordance with the cash waterfall contained in the PFA and which are released to the Owner and are freely available for distribution or any other relevant permitted uses under the terms of the PFA (including Clause 26.5 thereof) in the event of a drawing made under the Nigerian TI Bond. To induce the Issuing Bank to issue the Letter of Credit and the Lenders to make Advances as herein provided, PIDWAL has agreed to pay to the Issuing Bank as collateral security any Drilling Contract Reimbursement Proceeds (defined below) received by PIDWAL in the event of a drawing made under the Nigerian TI Bond.

(9) As collateral security for the obligations of the Credit Parties under this Agreement, PIDWAL will issue an Assignment of Drilling Contract Reimbursement Proceeds, and the Owner will issue a Subordinate Assignment of Drilling Contract Reimbursement Proceeds and a Subordinate Assignment of Vessel Insurances, and the relevant insurance party will issue a Subordinate Assignment of Vessel Reinsurances, as herein provided.

(10) Subject to the terms and conditions set forth herein, the Issuing Bank has agreed to issue the Letter of Credit and the other Lender Parties agree to lend such amounts and extend such credit on the terms and conditions of this Agreement.

(11) The parties hereto have entered into an Amended and Restated Intercreditor Agreement dated on or about the date hereof (as the same may be from time to time amended, supplemented or otherwise modified, the “Intercreditor Agreement” or “ICA”), together with DNB Bank ASA, as Intercreditor Agent (together with its successors, the “Intercreditor Agent”) and the other parties therein named, and all rights hereunder are subject to the express provisions of the ICA.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Collateral Agreements” means, collectively, the Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement and the Owner’s Insurance Proceeds Account Collateral Agreement.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at 1615 Brett Road, Building III, New Castle, DE 19720, Account No. 36852248, ABA 021000089, Attention: Agency Servicing, Reference: Pacific Drilling, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Letter of Credit Advance.

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities or other interests having ordinary voting power for the election of directors of such Person or of Persons serving a similar function, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Letter of Credit Facility And Guaranty Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance.

“Applicable Margin” means 2.00% per annum.

“Arranger” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Available Amount” of the Letter of Credit means, at any time, the maximum amount available to be drawn under the Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit of major United States money market banks, such three week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three month U.S. dollar non personal time deposits in the United States, plus (iii) the average during such three week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means, as the context may require, an Advance that bears interest at a rate determined in reference to the Base Rate as provided in Section 2.05.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing of Letter of Credit Advances made on the same day by the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Cash Collateral Agreement” means a cash collateral and pledge agreement in substantially the form of Exhibit D.

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank having capital and surplus in excess of $200,000,000, (c) commercial paper of any issuer rated at least A-2 by Standard & Poor’s Ratings Group or P-2 by Moody’s Investors Service, Inc., (d) additional money market investments with maturities of one year or less from the date of acquisition rated at least A-1 or AA by Standard & Poor’s Ratings Group or P-1 or Aa by Moody’s Investors Service, Inc. and (e) tax-exempt debt obligations of any State of the United States or of any county or other municipal governmental subdivision of any State of the United States with maturities of one year or less from the date of acquisition rated at the highest investment grade rating by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc., or publicly traded or open-end bond funds that invest exclusively in such tax-exempt debt obligations.

“Change of Control” has the meaning specified in Section 5.04(d).

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Closing Date” means the day the parties have executed and delivered this Agreement.

“Collateral” means all property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to any Collateral Document.

“Collateral Documents” means the Account Collateral Agreements, the Cash Collateral Agreement, the FX Cash Collateral Agreement, the PIDWAL Assignment of Drilling Contract Reimbursement Proceeds, the Subordinate Owner Assignment of Drilling Contract Reimbursement Proceeds, the Subordinate Owner Assignment of Insurances, the Subordinate Owner Assignment of Reinsurances and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations of any of the Obligors under the Loan Documents.

“Collection Account” means the collection account established and maintained by the Owner in accordance with Clause 26 and Schedule 25 of the PFA.

“Commitment” means, with respect to any Lender at any time, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Lender’s “Commitment.”

“Confidential Information” means information that any Document Party furnishes to the Administrative Agent or any Lender Party, but does not include any such information that is or becomes generally available to the public (other than as a result of a wrongful disclosure by the Administrative Agent or any Lender Party) or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Document Parties (other than as a result of a wrongful disclosure by the Administrative Agent or any Lender Party).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.05(b).

“Defaulting Lender” means at any time, (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Letter of Credit Advance, make a payment to the Issuing Bank in respect of a Letter of Credit Advance, or make any other payment due hereunder (as used in this Defaulting Lender definition, each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or unless such failure is due to the occurrence of events of force majeure or technical reasons beyond such Lender’s control, and such Lender has provided notice and details of such event to the Administrative Agent as soon as practicable, (ii) any Lender that has notified the Administrative Agent, the Borrowers or the Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under the PFA, or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Promptly upon a determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv), the Administrative Agent will give notice of such determination by the Administrative Agent to the Borrowers, the Issuing Bank and the Lenders.

“Deficit Amount” has the meaning set forth in Section 2.12(h).

“Designated Cash Proceeds” means:

(a) monies received by the Owner and/or PIDWAL, as the Contractor therein named, under Section 14.5 (Reimbursement) of the Drilling Contract (such payments, the “Drilling Contract Reimbursement Proceeds”), or

(b) the amounts the Owner is permitted to transfer to the Owner’s Insurance Proceeds Account pursuant to Clause 26.5(b)(vii)(A) of the PFA by reference to the Total Loss Insurance Net Amount (as defined in the PFA) in respect of the Vessel (such amounts, the “Insurance Proceeds”), in each case, during the time that the Letter of Credit or TI Bond shall be outstanding or the Document Parties shall have any obligations (other than inchoate indemnity obligations that expressly survive the termination thereof) under this Agreement or any other Loan Document.

“Disclosed Litigation” means any action, suit, investigation, litigation or proceeding as more fully described in Schedule II hereto.

“Document Party” means each of the Obligors and PIDWAL, and “Document Parties” means, collectively, the Obligors and PIDWAL.

“Dollars” and the “$” sign each means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Drilling Contract” has the meaning specified in Preliminary Statement (1) of this Agreement.

“Drilling Contract Reimbursement Proceeds” has the meaning specified in paragraph (a) of the definition of “Designated Cash Proceeds”.

“Drilling Document” has the meaning specified in Section 5.04(c).

“Eligible Assignee” means (i) a Lender; (ii) any lender under the PFA; and (iii) any other Person approved by the Administrative Agent and the Borrowers, in their sole discretions and that has acceded to the ICA in accordance with the terms thereof; provided, however, that no Document Party nor any Affiliate of a Document Party shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to public health, public safety (as such alleged injury or threat of injury to public health or public safety is related to exposure to Hazardous Materials) or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health (as it is related to exposure to Hazardous Materials), safety (as it is related to exposure to Hazardous Materials) or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Amount” has the meaning set forth in Section 2.12(h).

“Facility” means the Lender Credit Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FX Cash Collateral Account” has the meaning set forth in Section 2.12(h) (i)(B).

“FX Cash Collateral Agreement” means an FX cash collateral and pledge agreement in substantially the form of Exhibit L.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means fuel hedges, interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“ICA” has the meaning specified in Preliminary Statement (11) of this Agreement.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money (other than current trade liabilities, customer advances and customer deposits incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the portion of the obligations of such Person under Financing Leases included as indebtedness on the balance sheet of such Person in accordance with GAAP, (c) the portion of the obligations of such Person in respect of acceptances issued or created for the account of such Person included as indebtedness on the balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person in respect of Hedge Agreements, valued at the mark-to-market value of such Hedge Agreements, which will be the unrealized loss (calculated on a net basis) on such Hedge Agreements to the Obligor or Subsidiary of a Obligor to such Hedge Agreements determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Obligor or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Obligor or Subsidiary pursuant to such Hedge Agreements, (e) all reimbursement or counter indemnity obligations of such Person in respect of amounts already paid under letters of credit, guarantees or similar instruments backing another Person’s obligations of the types described in the foregoing clauses (a), (b), (c) and (d), and (f) the aggregate Non-Qualified Partnership Liabilities of such Person.

“Initial Extension of Credit” means the initial issuance of the Letter of Credit hereunder.

“Initial Extension of Credit Date” means the date of the Initial Extension of Credit hereunder.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insurance Proceeds” has the meaning specified in paragraph (b) of the definition of “Designated Cash Proceeds”.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Intercreditor Agreement” has the meaning specified in Preliminary Statement (11) of this Agreement.

“Issuing Bank” means Citibank.

“L/C Cash Collateral Account” has the meaning set forth in Section 2.12(h).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to the Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.12(e).

“Lender Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender Parties” means the Lenders and the Issuing Bank.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.07, other than any Person that ceases to be a Lender party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” has the meaning specified in Section 2.12(a).

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Lender pursuant to Article II.

“Letter of Credit Agreement” has the meaning specified in Section 2.12(b).

“Letter of Credit Borrowing” means a borrowing consisting of Letter of Credit Advances made on the same day by the Lenders.

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount in Naira set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment”, provided however that each drawing made under the Letter of Credit shall permanently reduce such Issuing Bank’s Letter of Credit Commitment in the amount of such drawing regardless whether or not the Issuing Bank is reimbursed such amount drawn.

“Letter of Credit Facility” means, at any time, an amount equal to the aggregate amount of the Letter of Credit Commitment of the Issuing Bank at such time.

“Letter of Credit Fee” has the meaning specified in Section 2.03.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance to real property.

“Loan Documents” means this Agreement, the Intercreditor Agreement, the Collateral Documents and each Letter of Credit Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise), performance, properties or prospects of PDSA and its Subsidiaries taken as a whole, (b) the ability of any Document Party to perform its obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document.

“Minimum Required Balance” has the meaning specified in Section 2.12(h).

“Naira” means lawful money of the Federal Republic of Nigeria.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Qualified Partnership” means a, partnership or other entity in which PDSA or any Subsidiary of PDSA is a general partner or has general liability for the Indebtedness of such entity, other than any Subsidiary of PDSA.

“Non-Qualified Partnership Liability” of a Person at any time means, with respect to a Non-Qualified Partnership in which such Person has an interest, an amount equal to the amount by which (a) the aggregate amount of the total Indebtedness of such Non-Qualified Partnership at such time minus (without duplication) (i) the aggregate amount of such Indebtedness that are expressly agreed by the holders of such Indebtedness to be non-recourse to such Non-Qualified Partnership (the “Partnership Non-Recourse Liabilities”) and (ii) the aggregate amount of such Indebtedness that are expressly agreed by the holders of such Indebtedness to be non-recourse to such Person (the “Partner Non-Recourse Liabilities”) exceeds (b) 85% of the aggregate amount of the total tangible assets of such Non-Qualified Partnership at such time minus (without duplication) (x) the aggregate amount of the Partnership Non-Recourse Liabilities at such time and (y) the aggregate amount of the Partner Non-Recourse Liabilities at such time, as determined in accordance with GAAP.

“Notice of Extension” has the meaning specified in Section 2.12(i).

“Notice of Issuance” has the meaning specified in Section 2.12(b).

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Obligor under the Loan Documents include (a) the obligation to pay principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Obligor under any Loan Document and (b) the obligation of such Obligor to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Obligor.

“Obligors” has the meaning specified in Preliminary Statement (5) of this Agreement.

“Owner” has the meaning specified in the recital of parties to this Agreement.

“Owner’s Drilling Contract Reimbursement Proceeds Account” means an account established by Owner and maintained by the Administrative Agent pursuant to the Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement, into which Drilling Contract Reimbursement Proceeds owing to the Owner are to be transferred from the Collection Account and held, in U.S. Dollars, upon terms substantially set forth in such Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement.

“Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement” means the Owner’s Drilling Contract Reimbursement Proceeds Account Control and Pledge Agreement dated as of the date hereof between the Owner and the Administrative Agent in connection with the Drilling Contract Reimbursement Proceeds owing to the Owner in substantially the form of Exhibit I hereto.

“Owner’s Insurance Proceeds Account” means an account established by the Owner and maintained by the Administrative Agent pursuant to the Owner’s Insurance Proceeds Account Collateral Agreement, into which only funds transferred in accordance with Clause 26.5(b)(vii)(A) of the PFA are held, upon terms substantially set forth in such Owner’s Insurance Proceeds Account Collateral Agreement.

“Owner’s Insurance Proceeds Account Collateral Agreement” means the Owner’s Insurance Proceeds Account Control and Pledge Agreement dated as of the date hereof between the Owner and the Administrative Agent in connection with the Insurance Proceeds in substantially the form of Exhibit J hereto.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Patriot Act” has the meaning set forth in Section 9.11.

“PBL” has the meaning specified in the recital of parties to this Agreement.

“PDGL” has the meaning specified in the recital of parties to this Agreement.

“PDL” has the meaning specified in the recital of parties to this Agreement.

“PDSA” has the meaning specified in the recital of parties to this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity of whatever nature, or a Governmental Authority.

“PFA” has the meaning specified in Preliminary Statement (6) of this Agreement.

“PFA Finance Document” means “Finance Document” as defined in the PFA.

“PIDWAL” has the meaning specified in Preliminary Statement (1) of this Agreement.

“PIDWAL Assignment of Drilling Contract Reimbursement Proceeds” means, with respect to the Vessel, an assignment of Drilling Contract Reimbursement Proceeds between PIDWAL and the Administrative Agent in substantially the form of Exhibit E hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the Lender Credit Facility at such time.

“QEA” has the meaning specified in Section 5.04(c).

“QPIL” means Quantum Pacific International Limited, a British Virgin Islands corporation.

“Register” has the meaning specified in Section 9.07(c).

“Reimbursement Obligation” means the obligation of the Borrowers, jointly and severally, to reimburse the Issuing Bank pursuant to Section 2.12 an amount in Dollars for amounts drawn in Naira under the Letter of Credit. The Dollar amount of the Reimbursement Obligation shall be specified by the Issuing Bank and shall be determined by the Issuing Bank on the basis of the rate of exchange used by the Issuing Bank in good faith in accordance with normal banking procedures.

“Required Balance” has the meaning specified in Section 2.12(h).

“Required Lenders” means at any time the Issuing Bank and Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of Advances outstanding at such time and (b) the aggregate Available Amount of the Letter of Credit outstanding at such time, or, if no such principal amount and no Letter of Credit is outstanding at such time, the Issuing Bank and Lenders holding Commitments greater than 50% of the Letter of Credit Facility at such time. For purposes of this definition, the amount of the Advances and the Commitments of the Issuing Bank shall be deemed to be the excess of (y) the Dollar equivalent of the face amount of the Letter of Credit, or Letter of Credit Facility, as the case may be, over (z) the aggregate total Commitment and Advances of the Lenders.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to an Obligor, its chief executive officer, president, general counsel, any senior vice president or any corporate vice president, or, with respect to financial matters required to be certified in relation to Section 5.02(b) and Section 5.03 (Financial Covenants) of this Agreement, the chief financial officer of PDSA, the treasurer of PDSA or the chief accounting officer of PDSA.

“Secured Parties” means the Administrative Agent and the Lender Parties.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Person’s property would be unreasonably small in relation to such business or such transaction.

“Star Deep Water Petroleum” has the meaning specified in Preliminary Statement (1) of this Agreement.

“Subordinate Owner Assignment of Drilling Contract Reimbursement Proceeds” means, with respect to the Vessel, a subordinate assignment of Drilling Contract Reimbursement Proceeds between the Owner and the Administrative Agent in substantially the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Subordinate Owner Assignment of Insurances” means, with respect to the Vessel, a subordinate assignment of vessel insurances in substantially the form of Exhibit G hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Subordinate Owner Assignment of Reinsurances” means, with respect to the Vessel, a subordinate assignment of vessel reinsurances in substantially the form of Exhibit H hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or other entity of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests or other ownership interests having ordinary voting power to elect a majority of the board of directors or a majority of other equivalent managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (irrespective of whether at the time Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), or (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means any and all fees (including license, recording, documentation and registration fees), taxes (including income, gross receipts, capital, franchise, net worth, gross profits, sales, turnover, value added, goods and services, ad valorem, property (tangible and intangible), excise, documentary and stamp taxes), licenses, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever (whether now existing or hereafter imposed, and howsoever imposed or named), imposed, levied or asserted by any Governmental Authority or other Taxing Authority and any and all penalties, fines, interest and other charges relating thereto.

“Taxing Authority” means any Governmental Authority, quasi-governmental authority, or international authority asserting power to impose any Tax, whether or not such authority has such power.

“Termination Date” means the earliest of (i) the date of termination in whole of the Commitments pursuant to Section 6.01, (ii) the date that falls thirty (30) days after the expiry date of the then current Letter of Credit, (iii) the date falling three (3) years after the “Commencement Date” of the Drilling Contract (as therein defined), and (iv) the date of termination or expiry of the Drilling Contract.

“U.S. Account Party” has the meaning specified in the recital of parties to this Agreement.

“Vessel” has the meaning specified in Preliminary Statement (1) of this Agreement.

Section 1.02 Computation of Time Periods In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles from time to time in effect in the United States, or International Financial Reporting Standards published by the International Accounting Standards Board, as in effect from time to time, consistently applied (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Advances, Letter of Credit Advances Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans (each a “Letter of Credit Advance”) to the Borrowers, jointly and severally, from time to time on any Business Day during the period from the date hereof until the Termination Date. Each Borrowing shall be in the amount of U.S. Dollars specified by the Issuing Bank, from time to time, as the amount required to reimburse the Issuing Bank for any amount drawn under the Letter of Credit but not reimbursed by the Borrowers when due pursuant to Section 2.12(c). Each Borrowing shall consist of Letter of Credit Advances made on the same day by the Lenders ratably according to their respective Commitments.

Section 2.02 Making the Letter of Credit Advances (a) All Letter of Credit Advances shall be made as provided in Section 2.12(c) and Section 2.12(e)(i).

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith within three (3) Business Days following notice thereof such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(c) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03 Fees.

(a) Letter of Credit and other Fees. (i) The Borrowers, jointly and severally, shall pay to the Administrative Agent for the account of the Lenders, ratably, in Dollars, quarterly in arrears on the last day of each March, June, September and December until the final expiry or termination of the Letter of Credit, and the Termination Date, (A) an annual letter of credit fee (the “Letter of Credit Fee”) of two and one-half percent (2.5%) on the lesser of (x) the total Commitments, or (y) the USD equivalent of the face amount of the TI Bond for which a

Letter of Credit is outstanding, provided that in the event that PDGL has cash collateralized in accordance with the provisions of Section 2.13 all or a portion of the Letter of Credit in an amount in excess of the Minimum Required Balance (the “Relevant Amount”) and no Default or Event of Default shall have occurred and be continuing, the Letter of Credit Fee respecting such Relevant Amount shall be twenty-five (25) basis points (0.25%) for the period of such cash collateralization, and (B) an annual margin fee (the “Margin Fee”) of one percent (1%) of the “Deficit” (defined below); the “Deficit” shall be the amount by which the total Commitments exceed the USD equivalent of the face amount of the TI Bond. For purposes of calculating the Letter of Credit Fee and the Margin Fee under this Section 2.03(a), the Naira equivalent of Dollars and the Dollar equivalent of Naira on any day shall be determined by the Issuing Bank on the basis of the average of the rates of exchange on each “Valuation Date” (as herein defined) during the relevant period used by the Issuing Bank in good faith in accordance with normal banking procedures. For the purpose of this Section 2.03(a), the term “Valuation Date” means the last Business Day of each calendar week commencing with the last Business Day of April 20, 2012; provided that if a Default or Event of Default shall have occurred and be continuing, the Valuation Date may be such Business Day as the Issuing Bank, in its sole discretion, shall designate upon notice to the Borrowers and the Lenders. (ii) The Borrowers, jointly and severally, shall pay to the Issuing Bank an annual fronting fee of ten (10) basis points (0.10%) of the total Commitments, payable to the Issuing Bank, at the time of the initial issuance, and at each annual renewal or extension, of the Letter of Credit, together with such other commissions, transfer fees and other fees and charges in connection with the issuance or administration of the Letter of Credit as the Borrowers and such Issuing Bank shall agree.

(b) Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its account an annual administrative agent’s fee in Dollars as may from time to time be agreed between the Borrowers and the Administrative Agent.

(c) Defaulting Lender’s Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.03(a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

Section 2.04 Repayment of Letter of Credit Advances The Borrowers shall repay to the Administrative Agent for the ratable account of the Lender Parties, the aggregate principal amount of each Letter of Credit Advance outstanding no later than the day when such Advance is drawn or, if notice is given to the Borrowers of the drawing of such Advance later than 10:00 AM (New York time) on the day when drawn, then on the next Business Day, provided that all such amounts shall be paid on the Termination Date. No principal amount of an Advance paid may be reborrowed.

Section 2.05 Interest. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender Party from the date such Advance is made until such principal amount shall be paid in full at a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears within three (3) Business Days following notice thereof from the Administrative to the Borrowers and on the date such Base Rate Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above (“Default Interest”), as the case may be, and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and within three (3) Business Days following notice thereof from the Administrative Agent to the Borrowers, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a) above.

Section 2.06 Application of Payments Received. Payments made pursuant to this Agreement by the Borrowers, and all cash Collateral and proceeds of Collateral, shall be first applied to reimburse the Issuing Bank for all amounts drawn under the Letter of Credit but not reimbursed and all other amounts due the Issuing Bank under the Loan Documents until all such amounts are paid in full, and second applied to pay Letter of Credit Advances then outstanding comprising part of the same Borrowing until all such Advances are paid in full, in each case, together with the respective interest accrued thereon, and third applied to payment of all other amounts due the Administrative Agent and the Lenders until all such amounts are paid in full.

Section 2.07 Increased Costs.

If any Lender Party determines (taking into account such Lender’s Party’s, or its controlling corporation’s, policies with respect to capital adequacy) that compliance, which compliance was not required as of the date hereof, with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender’s Party commitment to lend hereunder and other commitments of such type or the issuance or maintenance of Letters of Credit (or similar contingent obligations), then, within thirty (30) days after notice thereof from the Administrative to the Borrowers by such Lender Party (with a copy of such notice to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Party’s commitment to lend hereunder or to the issuance or maintenance of the Letter of Credit. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08 Payments and Computations.

(a) The Borrowers shall make each payment hereunder and under the Advances not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in immediately available funds.

The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.07 or Section 2.09) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Advances in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) In the event that the debt obligations of PDL and PBL under the PFA and the other debt obligations of the other obligors therein named have been paid or prepaid in full and all the commitments of the lenders under the PFA have been terminated, the Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of such Borrowers’ accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Borrowers after any such charge against any Borrower’s accounts, provided that the failure to give such notice shall not affect the validity of such charge.

(c) All computations of interest based on the rate of interest set forth in clause (a) of the definition of “Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Rate or on the rate of interest set forth in clause (b) of the definition of “Base Rate” and of fees and Letter of Credit Fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error. Each determination of the Issuing Bank of the Reimbursement Obligation hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Advances shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.09 Taxes.

(a) All amounts payable by any Obligor under the Loan Documents (or by any other Person on account of any obligation of any Obligor under the Loan Documents) shall be paid free and clear of and without deduction or withholding for or on account of any Taxes, wire transfer fees or other charges or withholdings of any nature, except to the extent that the deduction or withholding of any Tax is required by applicable law, in which event such Obligor shall (i) give the Administrative Agent prompt written notice of such requirement, (ii) except to the extent (if any) that such Tax is an Excluded Tax, pay to the Person entitled to receive such payment (the “Payee”) such additional amount as is necessary so that the Payee receives, after such deduction or withholding (including any withholding with respect to such additional amount), an amount equal to the amount that the Payee would have received if such deduction or withholding had not been made, (iii) make the deduction or withholding required by applicable law and pay the amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law, and (iv) deliver to the Administrative Agent as soon as practicable after the date of such payment the original (or a certified copy of) a receipt issued by such Taxing Authority evidencing its receipt of such payment or, if such Taxing Authority does not issue receipts for such Tax payments, other documentary evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) The Obligors, jointly and severally, shall pay to the appropriate Taxing Authority when due (and shall defend, indemnify and hold harmless the Arranger and each Secured Party and each of their respective Affiliates, directors, officers, employees, agents and authorized representatives (each a “Tax Indemnitee”), upon demand, from and against) all Taxes arising from or otherwise relating to (i) the Loan Documents or the Collateral, or (ii) the execution, delivery, issuance, acquisition, holding, ownership, transfer, assumption, filing, registration, recording, performance, enforcement, amendment, supplement or other modification of any of the Loan Documents, or (iii) any payment by any Obligor or any other Person on account of any obligation of any Obligor under the Loan Documents, or otherwise arising from or relating to the transactions contemplated in the Loan Documents (including any penalties, interest, charges, costs and expenses relating thereto), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority, provided that no Obligor shall have any obligation under this Section 2.09(b) to indemnify any Secured Party for the following Taxes (“Excluded Taxes”): (x) any Tax on or measured by the net income of such Secured Party (or any franchise Tax imposed on such Secured Party in lieu of a net income Tax) imposed by any Taxing Authority in the jurisdiction in which the principal place of business or Applicable Lending Office of such Secured Party is located or (y) any Tax imposed on such Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than a connection arising from the transactions contemplated in the Loan Documents, including such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced its rights under this Agreement or any other Loan Document), or (z) any Tax imposed as a result of a failure of such Secured Party to comply with its obligations under Section 2.09(g).

(c) Each additional amount payable pursuant to Section 2.09(a) and each indemnity payable pursuant to Section 2.09(b) shall be paid on an “after-tax basis” which means that the amount payable shall be increased by an amount (the “gross-up amount”) equal to the sum of all Taxes payable by any Payee or Tax Indemnitee with respect to the receipt or accrual of such payment (including the gross-up amount).

(d) The indemnities contained in this Section 2.09 shall continue in full force and effect notwithstanding the expiration, cancellation or termination of this Agreement and the other Loan Documents, and are expressly made for the benefit of and shall be enforceable by each Tax Indemnitee.

(e) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Advances or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Advances (hereinafter referred to as “Other Taxes”).

(f) The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes (other than Excluded Taxes) and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor. Within thirty (30) days after the date of any payment by the Borrower of Taxes pursuant to this Section 2.09, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other documentary evidence of payment reasonably satisfactory to the Administrative Agent.

(g) Any Secured Party that is entitled, under the law of the jurisdiction in which the Borrower is resident or under any treaty to which such jurisdiction is a party, to exemption from (or reduction of) a withholding Tax with respect to payments made under any Loan Document shall, as soon as reasonably practicable after receipt of the Borrower’s written request therefor (accompanied by a copy of each requested form, any published instructions for such form, and an English translation of each such form and instruction that is not in English), deliver to the Borrower and the Administrative Agent such completed and executed forms or other documents as (i) the Borrower may reasonably request and (ii) such Secured Party is legally entitled to provide and (iii) the Borrower is required by law to obtain to permit such payments to be made without withholding (or subject to withholding at a reduced rate, as the case may be) any withholding Tax that would be required by law to be withheld from such payments in the absence of such document, provided that in the case of any such document that must be provided, executed or endorsed by any Governmental Authority or other Taxing Authority, the failure of such Secured Party or the Borrower to receive such document from such

Governmental Authority or other Taxing Authority within a reasonable time shall not be deemed to be a failure to comply with this Section 2.09(g) so long as such Secured Party is using commercially reasonable efforts to obtain such document, and provided, further, that no Secured Party shall have any obligation to deliver any document pursuant to this Section 2.09 if such Secured Party determines that delivering such document is reasonably likely to result in such Secured Party incurring or suffering a non-de-minimis liability, loss, cost, expense or other adverse consequence.

(h) Any Lender Party claiming any indemnity or additional amounts payable pursuant to this Section 2.09 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such indemnity or additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

Section 2.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.07, 2.09 or Section 9.04(c) or pursuant to that certain Deposit Account Control Agreement dated as of April 19, 2012 between PDGL, as grantor and DVB Bank SE, Nordic Branch, as Secured Party in respect of the Deposit Account (described thereunder)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.11 Use of Proceeds The proceeds of the Advances shall be used to pay the Reimbursement Obligations to the Issuing Bank.

Section 2.12 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Letter of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue on the Initial Extension of Credit Date a standby letter of credit (the “Letter of Credit”) for the account of the Borrowers in favor of the TI Bond Issuing Bank, in substantially the form attached hereto as Exhibit K, in an aggregate face amount not to exceed the Issuing Bank’s Letter of Credit Commitment. The Letter of Credit shall expire at or prior to the close of business in New York on the first anniversary of the date of issuance thereof, provided that the Letter of Credit may, upon request of the Borrowers include a provision whereby such Letter of Credit may be renewed for additional consecutive periods of 12 months or less, subject to the provisions of Section 2.12(i), provided that the consent of the Issuing Bank will be required for any such renewal, as set forth in Section 2.12(i), and provided further however that the initial issuance of the Letter of Credit shall be not later than April 30, 2012. The Letter of Credit shall be denominated in Naira, provided that the Borrowers’ Reimbursement Obligation in respect thereof shall be in U.S. Dollars. For the avoidance of doubt, each drawing under the Letter of Credit shall permanently reduce the Letter of Credit Commitment in the amount of such drawing regardless whether or not the Issuing Bank is reimbursed such amount drawn.

(b) Request for Issuance. The Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrowers to the Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telecopier. The notice of issuance of the Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of the Letter of Credit, (C) expiration date of the Letter of Credit, (D) name and address of the beneficiary of the Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrowers for use in connection with the requested Letter of Credit (the “Letter of Credit Agreement”). The Notice of Issuance shall be irrevocable and binding on the Borrowers. The Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III make such Letter of Credit available to the Borrowers at its office referred to in Section 9.02 or as otherwise agreed with the Borrowers in connection with such issuance. In the event and to the extent that the provisions of the Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Upon the issuance of the Letter of Credit, each Lender shall be deemed to have acquired a risk participation in such Letter of Credit to the extent of its Pro Rata Share of the Available Amount of the Letter of Credit.

(c) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under the Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of the Reimbursement Obligation relating to such draft as of the date of such Letter of Credit Advance as specified by the Issuing Bank from time to time. Upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Lender shall make, to the extent of its Commitment, an Advance in an amount equal to such Lender’s Pro Rata Share of the Issuing Bank’s outstanding Letter of Credit Advance as of such date in order to refinance the Issuing Bank’s Letter of Credit Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be made by such Lender; provided, that, at any time prior to the date on which such written demand is made, the Borrowers shall be permitted to repay the full amount of such payment on same-day notice to the Administrative Agent and the Issuing Bank. Promptly after receipt of such payment, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrowers hereby agree to each Letter of Credit Advance. Each Lender agrees to make its Letter of Credit

Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided notice of such demand is given not later than 10:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such refinancing by any Lender of a portion of the Letter of Credit Advance made by the Issuing Bank, the Issuing Bank represents and warrants to such Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Document or any Obligor. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.12(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e) Letter of Credit Advances. (i) Upon a Lender making available to the Administrative Agent the amount of the Letter of Credit Advance refinanced pursuant to Section 2.12(c), such amount of such Letter of Credit Advance shall be deemed to be payable to such Lender. The amount of any Advance in excess of the total Commitments of the Lenders shall be payable to the Issuing Bank. The Borrowers, jointly and severally, shall repay to the Administrative Agent for the account of the Issuing Bank and each Lender that has a Letter of Credit Advance on the earliest of (y) the date such Letter of Credit Advance is required to be paid pursuant to Section 2.04 and (z) the Termination Date, the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The obligations of the Borrowers under this Agreement with respect to the Letter of Credit, any Letter of Credit Agreement and any other agreement or instrument relating to the Letter of Credit, including without limitation, the obligation to repay any Advance arising from a drawing on the Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances and regardless of the use of proceeds of any drawing under the Letter of Credit or any defense related thereto:

(A) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, the Letter of Credit, any other Loan Document or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set off, defense or other right that any Borrower or any other Person may have at any time against any beneficiary or any transferee of the Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers’ obligations hereunder or any other guarantor.

(f) Limited Liability of the Issuing Bank. The Obligors assume all risks of the acts or omissions of any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of the Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Borrowers shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under the Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Collateral Accounts.

(i) (A) L/C Cash Collateral Account. If any Event of Default shall occur and be continuing on the Business Day that the Borrowers receive notice from the Issuing Bank, the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.12(h), the Borrowers hereby agree to deposit an amount equal to the aggregate amount available at such time to be drawn under the Letter of Credit (such aggregate amount as determined from time to time being the “Required Balance”) in a cash collateral account to be established by PDGL and maintained by the Administrative Agent pursuant to a Cash Collateral Agreement over which the Administrative Agent shall have sole dominion and control (the “L/C Cash Collateral Account”) in Naira or U.S. Dollars, or both, as the Issuing Bank may require or as the Borrowers may elect subject to the consent of the Issuing Bank, upon terms substantially set forth in such Cash Collateral Agreement. Without limitation of the foregoing provisions of this Section 2.12(h)(i), above (but without duplication), the Borrowers shall maintain at all times in the L/C Cash Collateral Account, in Naira or U.S. Dollars, or both, an amount not less than 10.5% of the Required Balance (such amount, the “Minimum Required Balance”) provided, however, that in no event shall the Minimum Required Balance ever be less than 10.5% of the aggregate Commitments of the Lenders set forth in Schedule I hereto. The Administrative Agent shall, at the Borrowers’ direction and without assuming any risk of loss thereof, invest the funds in the L/C Cash Collateral Account in Cash Equivalents for the account of the Borrowers. All interest and other investment gains earned on such investments shall be added to the L/C Cash Collateral Account as additional collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrowers and under and in respect of the Letter of Credit. On (i) the last Business Day of each calendar week, the Administrative Agent or (ii) any other date that the Borrowers, the Administrative Agent or Required Lenders through the Administrative Agent or the Issuing Bank shall in writing request, the Administrative Agent shall determine whether the amount on deposit on such date in the L/C Cash Collateral Account (A) is greater than the Minimum Required Balance or the Required Balance, as the case may be, on such date (the amount of such excess being the “Excess Amount”) or (B) is less than the Minimum Required Balance or the Required Balance, as the case may be, on such date (the amount of such deficit being the “Deficit Amount”). The Administrative Agent shall advise the Borrowers on the date of determination of the existence, if any, of any Excess Amount or Deficit Amount and thereafter (i) the Borrowers shall immediately upon receipt of notice from the Administrative Agent of the existence of any

Deficit Amount, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account or the FX Cash Collateral Account, as the Administrative Agent shall determine, as additional funds to be deposited and held in such cash collateral account, an amount equal to such Deficit Amount or (ii) upon request of the Borrowers within five (5) Business Days of receipt of notice from the Administrative Agent of the existence of any Excess Amount, the Administrative Agent shall release to the Borrowers from the funds on deposit in the L/C Cash Collateral Account an amount equal to such Excess Amount provided no Default or Event of Default has occurred and is continuing. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent, the Issuing Bank or the Lenders, which right or claim could reasonably have the effect of reducing the value of such funds to the Lenders and the Issuing Banks, the Borrowers will, forthwith upon receipt of a demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such L/C Cash Collateral Account, an amount equal to the amount by which the value of such funds to the Lenders and the Issuing Bank has been reduced as determined by the Administrative Agent.

(B) FX Cash Collateral Account. PDGL hereby agrees to establish, on or before the second Business Day before the Initial Extension of Credit Date, a foreign exchange cash collateral account in the name of PDGL and maintained by the Administrative Agent pursuant to the FX Cash Collateral Agreement over which the Administrative Agent shall have sole dominion and control (the “FX Cash Collateral Account”) in U.S. Dollars, upon terms substantially set forth in such FX Cash Collateral Agreement.

(ii) PDGL hereby grants to the Administrative Agent a security interest in any amounts from time to time on deposit in each of the L/C Cash Collateral Account and the FX Cash Collateral Account as collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrowers under and in respect of the Letter of Credit.

(iii) The Borrowers, the Administrative Agent, the Issuing Bank and the Lenders agree that any action taken or omitted to be taken by the Administrative Agent in connection with the L/C Cash Collateral Account and/or the FX Cash Collateral Account, if taken or omitted to be taken in good faith and with reasonable care, shall be binding upon the Borrowers, the Issuing Banks and the Lenders and shall not create any liability on the part of the Administrative Agent to the Borrowers, the Issuing Bank or the Lenders.

(i) Renewal of Letter of Credit. The Letter of Credit may automatically extend or renew for one or more, but not more than two (2), additional successive one-year periods beyond its stated expiry date as herein provided in this Section 2.12(i).

In the event that, at least forty (40), but not more than forty-five (45), days before such then-current expiry date, the Issuing Bank and the Administrative Agent have received from the Owner an irrevocable written notice (a “Notice of Extension”) requesting a one-year extension of the Letter of Credit, the Letter of Credit shall automatically extend for such additional one-year period, unless the Issuing Bank sends written notice to the Owner at least twenty (20), but not more than thirty (30), days before the then-current expiry date of its decision not to so extend the Letter of Credit.

In any event, if an event of default has occurred and is continuing under the PFA, the Issuing Bank shall not extend the Letter of Credit beyond its then-current term if it has received at least twenty-five (25), but not more than thirty (30), days before the then-current expiry date of the Letter of Credit, a request from Lenders holding at least two-thirds (2/3) of the outstanding Commitments and Advances.

Each Notice of Extension shall be accompanied by a certificate signed by the Obligors to the effect that:

(1) All representations and warranties of the Obligors are true and correct on and as of the date of the Notice of Extension, before and after giving effect to such Notice of Extension and the extension or renewal of the Letter of Credit as therein requested.

(2) No Default or Event of Default has occurred and is continuing, or would result from the extension or renewal of the Letter of Credit as therein requested.

(3) The Vessel has not suffered a Total Loss or Major Casualty Event (as defined in the PFA).

Section 2.13 Cash Security Pricing PDGL may, at the time of issuance or any renewal of the Letter of Credit, deposit in a cash collateral account of PDGL held by the Administrative Agent for the sole benefit of the Issuing Bank all or any portion of the face amount of the Letter of Credit in an amount equal to 105% of the portion so collateralized. Any such cash collateral shall be held in the collateral account for the entire then-existing one-year term of the Letter of Credit and will be subject to application as collateral for the Reimbursement Obligations owed and that may be owed to the Issuing Bank. Such cash collateral shall be in the amount of U.S. Dollars specified by the Issuing Bank as equivalent to the Naira amount to be secured; the U.S. Account Parties agree to make additional U.S. Dollar cash collateral deposits on request of the Issuing Bank to account for fluctuations in the U.S. Dollar/Naira exchange rate advised from time to time by the Issuing Bank (and, provided no Default or Event of Default has occurred and is continuing, the Issuing Bank shall likewise return any excess amounts to account for fluctuations such exchange rate from time to time upon request of PDGL). The cash security arrangement will have such features as the Issuing Bank advises may be required to satisfy Office of Currency Control and Federal Reserve guidance for capital adequacy in cash secured engagements. Upon written request of PDGL to the Administrative Agent and the Issuing Bank given at least thirty (30) days prior to the then-scheduled expiry date of the Letter of Credit, the Administrative Agent shall return all amounts remaining in such cash collateral account to PDGL following expiry of the Letter of Credit and its return to the Issuing Bank, provided no Default or Event of Default has occurred and is then continuing.

Section 2.14 Special Cash Collateralization In the event that for any reason the debt obligations of PDL and PBL under the PFA and the other debt obligations of the other obligors therein named have been paid or prepaid in full and all the commitments of the lenders under the PFA have been terminated, then the U.S. Account Parties shall deposit in an account of PDGL with the Administrative Agent as security for their Obligations under this Agreement and the other Loan Documents, and PIDWAL’s obligations under the TI Bond, an amount in U.S. dollars equal to 105% of the amount, specified by the Issuing Bank, that would have been required to be paid as reimbursement under the Letter of Credit had a drawing of the full amount of the TI Bond then been made, to be held as such security for so long as the TI Bond shall be outstanding. Such cash collateral shall be in the amount of U.S. Dollars specified by the Issuing Bank as equivalent to the Naira amount to be secured; the U.S. Account parties agree to make additional U.S. Dollar cash collateral deposits on request of the Issuing Bank to account for fluctuations in the U.S. Dollar/Naira exchange rate advised from time to time by the Issuing Bank (and, provided no Default or Event of Default has occurred and is continuing, the Issuing Bank shall likewise return any excess amounts to account for fluctuations such exchange rate from time to time upon request of PDGL). The cash security arrangement will have such features as the Issuing Bank advises may be required to satisfy Office of Currency Control and Federal Reserve guidance for capital adequacy in cash secured engagements. Upon written request of PDGL to the Administrative Agent and the Issuing Bank given at least thirty (30) days prior to the then-scheduled expiry date of the Letter of Credit, the Administrative Agent shall return all amounts remaining in such cash collateral account to PDGL following expiry of the Letter of Credit and its return to the Issuing Bank, provided no Default or Event of Default has occurred and is then continuing.

Section 2.15 Replacement of Lenders If any Lender (i) requests reimbursement for amounts owing or the payment of additional amounts pursuant to Section 2.07 or Section 2.09, or (ii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 80% for this purpose) has been obtained), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent and with the consent of the Issuing Bank, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee must be an Eligible Assignee); such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.16 Certain Security Accounts.

(a) Owner’s Drilling Contract Reimbursement Proceeds Account.

(i) The Owner hereby agrees to establish in its name, on or prior to the date hereof, a deposit account designated the “Owner’s Drilling Contract Reimbursement Proceeds Account” and maintained by the Administrative Agent pursuant to the Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement over which the Administrative

Agent shall have sole dominion and control (the “Owner’s Drilling Contract Reimbursement Proceeds Account”) in U.S. Dollars, upon terms substantially set forth in such Owner’s Drilling Contract Reimbursement Proceeds Account Collateral Agreement. In accordance with the provisions of Clause 26.5(b)(i) of the PFA, the Owner shall promptly transfer from the Collection Account and deposit into the Owner’s Drilling Contract Reimbursement Proceeds Account, any and all Drilling Contract Reimbursement Proceeds at any time standing to the credit of the Collection Account. The Owner and PIDWAL will promptly deposit into the Owner’s Collection Account all Drilling Contract Reimbursement Proceeds, however received, not standing to the credit of the Collection Account for application in accordance with the PFA.

(ii) The Owner hereby grants to the Administrative Agent a security interest in any amounts from time to time on deposit in the Owner’s Drilling Contract Reimbursement Proceeds Account and all Drilling Contract Reimbursement Proceeds, as collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrowers under and in respect of the Letter of Credit.

(b) Owner’s Insurance Proceeds Account.

(i) The Owner hereby agrees to establish in its name, on or prior to the date hereof, a deposit account designated the “Owner’s Insurance Proceeds Account” and maintained by the Administrative Agent pursuant to the Owner’s Insurance Proceeds Account Collateral Agreement over which the Administrative Agent shall have sole dominion and control (the “Owner’s Insurance Proceeds Account”), upon terms substantially set forth in such Owner’s Insurance Proceeds Account Collateral Agreement. In accordance with the provisions of Clause 26.5(b)(vii) of the PFA, the Owner shall promptly transfer from the Collection Account and deposit into the Owner’s Insurance Proceeds Account, any and all Insurance Proceeds at any time standing to the credit of the Collection Account.

(ii) The Owner hereby grants a security interest in any amounts from time to time on deposit in the Owner’s Insurance Proceeds Account, as collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrowers under and in respect of the Letter of Credit.

(c) Order of Application of Certain Funds. Any amounts in the Owner’s Drilling Contract Reimbursement Proceeds Account and the Owner’s Insurance Proceeds Account used to satisfy any reimbursement and repayment obligations of the Borrowers under this Agreement to the Lender Parties, shall be applied by the Lender Parties as follows: first by applying proceeds of the Owner’s Drilling Contract Reimbursement Proceeds Account and, second, by applying proceeds of the Owner’s Insurance Proceeds Account. If any amount remains in the Owner’s Insurance Proceeds Account or the Owner’s Drilling Contract Reimbursement Proceeds Account following the full and final discharge of all liabilities owed to the Lender Parties pursuant to this Agreement, the provisions of, as applicable, Clause 26.19 or Clause 26.20 of the PFA shall apply.

(d) Owner Reimbursement Liabilities. The Owner shall indemnify PDL, PDSA, PIDWAL, PDGL or any Additional TI Bond Facility Obligors (as defined in the ICA) for any amount paid out by PDL, PDSA, PIDWAL, PDGL or, as the case may be, any Additional TI

Bond Facility Obligors (as defined in the ICA) in respect of the Owner’s TI Bond Facility Liabilities (as defined in the ICA) as a Borrower hereunder (which shall include any amount paid out by PDL or PDGL in respect of any TI Bond Facility Liability (as defined in the ICA) for which the Owner is jointly and severally liable), provided that:

(i) the Owner’s aggregate liability under this Section 2.16(d) and any analogous obligations arising by operation of law shall not exceed the aggregate amounts that the Borrower is permitted to incur pursuant to the Intercreditor Agreement;

(ii) any amount payable under this Section 2.16(d) or in respect of any analogous obligations arising by operation of law shall only be payable by the Owner from sums that are available to it under the terms of the PFA to pay as Borrower Reimbursement Distributions (as defined in the PFA) at the time that such payment is due pursuant to paragraph (iii) below;

(iii) the Owner’s liability to indemnify PDL, PDSA, PIDWAL, PDGL or, as the case may be, any Additional TI Bond Facility Obligors (as defined in the ICA) under this Section 2.16(d) shall arise when such person makes a payment under or in connection with this Agreement, but shall only become due and payable when the Borrower is permitted to pay a Borrower Reimbursement Distribution (under, and as defined in, the PFA);

(iv) if the Owner is liable to indemnify two or more of PDL, PDSA, PIDWAL, PDGL or any Additional TI Bond Facility Obligor under this Section 2.16(d) at any time, the Owner shall, in its sole discretion, decide the priority in which it makes payment to such persons; and

(v) any amount that has become due and payable under this Section 2.16(d), but is not paid by reason of the operation of this Section 2.16(d) shall be deemed no longer to be due and payable (without prejudice to the Owner’s on-going liability to indemnify and such liability again becoming due and payable pursuant to paragraph (iii) above).

Section 2.17 Defaulting Lender.

(a) Reallocation of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any undrawn Commitment of such Defaulting Lender:

(i) any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, third to the payment of post-default interest and then current interest due and payable to the

Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct;

(b) Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.06 will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND EXTENSION OF CREDIT

Section 3.01 Conditions Precedent to Initial Extension of Credit The obligation of the Issuing Bank to issue the Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and, where appropriate, with sufficient counterparts for each Lender Party:

(i) The Account Collateral Agreements.

(ii) The Cash Collateral Agreement and the FX Cash Collateral Agreement.

(iii) The Intercreditor Agreement.

(iv) The PIDWAL Assignment of Drilling Contract Reimbursement Proceeds.

(v) The Subordinate Owner Assignment of Drilling Contract Reimbursement Proceeds.

(vi) The Subordinate Owner Assignment of Insurances.

(vii) The Subordinate Owner Assignment of Reinsurances.

(viii) Satisfactory evidence that the TI Bond Facility is in force and effect and that the TI Bond has been issued or will be issued concomitantly with the Letter of Credit.

(ix) Satisfactory evidence that the Third Amendment and Restatement Agreement (as defined in the PFA) attaching the Intercreditor Agreement has been executed and delivered by all parties thereto and is in force and effect.

(x) Notice from the Intercreditor Agent (as defined in the Intercreditor Agreement) that the “Effective Date” (as defined in the Third Amendment and Restatement Agreement (as defined in the PFA)) has occurred.

(xi) Certified copies of the resolutions of the Board of Directors or equivalent governing body of each Document Party approving the Agreement and/or each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Agreement and/or each Loan Document to which it is or is to be a party.

(xii) A certificate signed by an officer of each Document Party, dated the Initial Extension of Credit Date, certifying that the representations and warranties contained in each Loan Document to which such Document Party is a party are correct on such date, both before and after giving effect to the Initial Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than the Initial Extension of Credit Date);

(xiii) A copy of a certificate of the Secretary of State or other such appropriate official of the jurisdiction of incorporation of each Document Party, dated reasonably near the Initial Extension of Credit Date, certifying (A) as to a true and correct copy of the charter of such Document Party and each amendment thereto on file in such Secretary’s or other appropriate official’s office and (B) that such amendments are the only amendments to such Document Party’s charter on file in such office, and (C) such Document Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(xiv) A certificate of each Document Party, signed on behalf of such Document Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Initial Extension of Credit Date (the statements made in which certificate shall be true on and as of the Initial Extension of Credit Date), (certifying as to (A) the absence of any amendments to the charter of such Document Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(xiv) and attaching a copy of such Document Party’s charter as in effect and (B) and attaching a true and correct copy of the bylaws, if any, of such Document Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(xii)(ix) were adopted and on the Initial Extension of Credit Date.

(xv) A certificate of the Secretary or an Assistant Secretary of each Document Party certifying the names and true signatures of the officers of such Document Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xvi) A Notice of Issuance, relating to the Initial Extension of Credit.

(xvii) A favorable opinion of Vinson & Elkins LLP, counsel for the Document Parties, and any local counsel, in substantially the form of Exhibit C hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xviii) A favorable opinion of Holland & Knight LLP, counsel for the Administrative Agent.

(xix) No event has occurred and is continuing, or would result from such Initial Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default.

(xx) Evidence that the Vessel has not suffered a Total Loss or Major Casualty Event (as defined in the PFA).

(xxi) Uniform Commercial Code financing statements, if applicable, filed or for filing, in appropriate jurisdictions.

(xxii) Such other items as the Administrative Agent may reasonably require.

(b) The Borrowers shall have paid, to the extent invoiced, all accrued and unpaid fees of the Administrative Agent and the Lender Parties in connection herewith which are due and payable on or prior to the Initial Extension of Credit Date and all reasonable accrued expenses of the Administrative Agent (including the reasonable accrued fees and expenses of Holland & Knight LLP, one local Nigerian counsel and one local British Virgin Island counsel, as counsels to the Administrative Agent) hereunder.

Section 3.02 Conditions Precedent to Each Notice of Extension and Issuance, Etc. The obligation of the Issuing Bank to issue or renew the Letter of Credit (including the Initial Extension of Credit), and the right of the Borrowers to request the issuance of the Letter of Credit (including the initial issuance of the Letter of Credit and each renewal thereof) shall be subject to the conditions precedent that the Initial Extension of Credit Date shall have occurred and on the date of such Extension of Credit, US Account Parties’ Notice of Extension, or issuance or renewal of the Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Extension or Notice of Issuance and the acceptance by the Borrowers of the proceeds of such Borrowing or by the Borrowers of the Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing or issuance such statements are true):

(i) the representations and warranties contained in each Loan Document are correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing, notice of extension, renewal or issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing, notice of extension, renewal or issuance;

(ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;

(iii) the Vessel has not suffered a Total Loss or Major Casualty Event (as defined in the PFA).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Obligors Each Obligor represents and warrants as follows:

(a) Each Document Party and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its property and to carry on its business as now conducted and as proposed to be conducted is subject to civil and commercial law with respect to its Obligations. Neither any Document Party nor any of its properties or revenues is entitled to any right of immunity in any applicable jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

(b) The execution, delivery and performance by each Document Party of each Loan Document to which it is a party are within such Document Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Document Party’s charter or bylaws, as applicable, (ii) violate any law, rule, regulation (including, without limitation, Regulation T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Document Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any Collateral. No Document Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(c) Except as the same have been obtained or made and are in full force and effect or have been made or to be made in connection with the Collateral Documents, no Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Document Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Document Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (iv) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly authorized, executed and delivered by each Document Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Document Party party thereto, enforceable against such Document Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) There is no action, suit, investigation, litigation or proceeding affecting any Document Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) as to which there is a reasonable possibility of adverse determination and that if adversely determined, could reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of any of the transactions contemplated by any Loan Document, and there has been no adverse change in the status, or financial effect on any Document Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule II hereto.

(f) Financial Condition; Ownership. (i) The Consolidated balance sheets of PDSA and its Subsidiaries as at December 31, 2010 and the related Consolidated Statements of income and of cash flows for the fiscal years ended on such dates, reported on by KPMG LLP, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the Consolidated financial condition of PDSA and its Subsidiaries as at such dates, and the Consolidated results of their operations and their Consolidated cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods.

(ii) Since December 31, 2010, there has been no change in the business, condition (financial or otherwise), operations or prospects of any Document Party which has had or could reasonably be expected to have a Material Adverse Effect.

(g) No information, exhibit or report furnished by or on behalf of any Document Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(h) The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i) Neither any Obligor nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(j) The Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements and other filings, in appropriate form, are filed in the appropriate offices and other actions to be taken as specified in the Collateral Documents are taken (and possession and control of any cash portion in the case of the Drilling Contract Reimbursement Proceeds), the security interests granted pursuant to the Collateral Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the respective Document Parties in such Collateral and the proceeds thereof, as security for the obligations described therein, in each case prior and superior in right to any other Person subject to the prior rights of the PFA Lenders, and subject to any Liens under, and of the type permitted under, the PFA and the PFA Finance Documents. The Document Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under, or of the type permitted under, the PFA, the PFA Finance Documents and the Loan Documents.

(k) Each Document Party is, individually and together with its Subsidiaries, Solvent.

(l) The obligation:

(i) of PDGL, PDL and the Owner to reimburse the Issuing Bank under this Agreement in respect of the Letter of Credit ranks at least pari passu in right of payment with all other senior unsecured obligations of PDGL, PDL and the Owner;

(ii) of PDSA as Guarantor of the Obligations of the Credit Parties under the “PDSA Guaranty” set forth in Article VII hereof ranks at least pari passu in right of payment with all other senior unsecured obligations of PDSA.

(m) Except as disclosed in writing to the Administrative Agent from time to time, its place of incorporation is set forth in the recital of parties to this Agreement; its principal place of business is in Houston, Texas, United States; and its management and control is exercised in Houston, Texas, United States.

ARTICLE V

COVENANTS OF THE OBLIGORS

Section 5.01 Affirmative Covenants So long as any Advance or any other Obligation of any Obligor under any Loan Document shall remain unpaid, the Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Obligor will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries and PIDWAL to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes and Obligations, Etc. Except to the extent the same could not be reasonably expected to result in a Material Adverse Effect, pay and discharge before the same shall become delinquent, (i) all lawful claims that, if unpaid, could reasonably be expected to result in a Material Adverse Effect, and (ii) all Taxes required by applicable law to be paid by it, except Taxes which it is contesting in good faith by appropriate proceedings provided that (x) it maintains appropriate reserves in accordance with GAAP and (y) such contest does not involve a reasonable likelihood of seizure of any Collateral or any risk of criminal penalty.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and PIDWAL and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries and PIDWAL to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that no Obligor nor any of its Subsidiaries nor PIDWAL shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of PDL and its Subsidiaries and PIDWAL to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any of its Subsidiaries and PIDWAL operates and, in the case of the Vessel, as required under the PFA and the “Finance Documents” therein defined.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries and PIDWAL to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises material to the conduct of its business; except where the failure to do so could not reasonably be expected to adversely affect the rights and remedies of the Lender Parties under the Loan Documents or result in a Material Adverse Effect.

(f) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, PDL and any of its Subsidiaries and PIDWAL, and to discuss the affairs, finances and accounts of PDL and any of its Subsidiaries and PIDWAL with any of their officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries and PIDWAL to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Obligor and each such Subsidiary and PIDWAL in accordance with GAAP as in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of PDL and its Subsidiaries and PIDWAL to maintain and preserve, all of its properties material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Further Assurances.

(i) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon reasonable request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, and cause PIDWAL to do likewise, as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Credit Party’s and PIDWAL’s respective properties, assets, rights or interests (in each case constituting Collateral) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Collateral Document or under any other instrument executed in connection with any Loan Document to which any Obligor or any of its Subsidiaries or PIDWAL is or is to be a party, and cause each of its Subsidiaries to do so.

(iii) Promptly give the Administrative Agent and the Lender Parties prior notice of any change in its or PIDWAL’s jurisdiction of incorporation or principal place of business, registered office or the place of its or PIDWAL’s control and management.

Section 5.02 Reporting Requirements So long as any Advance or any other Obligation of any Document Party under any Loan Document shall remain unpaid, the Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Obligors will furnish to the Administrative Agent:

(a) Default Notice. As soon as possible and in any event within five (5) business days after obtaining knowledge thereof, the occurrence of any Default or Event of Default continuing on the date of such statement, a statement of the chief executive officer, chief financial officer or treasurer of PDSA or PDL setting forth details of such Default and the action that each relevant Document Party has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 105 days after the end of each fiscal year, a copy of the annual audit report for such year for PDSA and its Subsidiaries, including therein a Consolidated balance sheet of PDSA and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and a Consolidated statement of cash flows of PDSA and its Subsidiaries for such fiscal year, in each case accompanied by an opinion thereon of KPMG LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, together with a certificate of a Responsible Officer of PDSA (i) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that PDSA has taken and proposes to take with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Section 5.03 as of the end of such fiscal year.

(c) Interim Financials. As soon as available, any unaudited interim financial statements of PDSA that may be produced from time to time, if any.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Document Party or any of its Subsidiaries of the type described in Section 4.01(e), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Document Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule II hereto.

(e) Securities Reports. Promptly after the sending or filing thereof (or promptly upon the same becoming publicly available in the case of a Document Party whose shares are listed on any national securities exchange), copies of all proxy statements, financial statements and reports that any Document Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Document Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(f) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Obligor or any of its Subsidiaries or PIDWAL with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause the Vessel to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(g) Insurance. As soon as available and in any event within thirty (30) days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Credit Parties and containing such additional information as the Required Lenders through the Administrative Agent, may reasonably specify.

(h) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Document Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Section 5.03 Financial Covenants So long as any Advance or any other Obligation of any Document Party under any Loan Document shall remain unpaid, the Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, PDSA will:

(a) Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least US$1 billion.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of PDSA and its Subsidiaries determined in accordance with GAAP, but excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of PDSA and its Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of PDSA as of such date prepared in accordance with GAAP. For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

(b) Total Debt to Total Capitalization Ratio. Maintain, at the end of each fiscal quarter of PDSA, a ratio of Total Debt to Total Capitalization (each as defined below) for the four fiscal quarters ended as of the end of such quarter not greater than 3.0:5.0.

“Total Debt” means, as to PDSA and its Consolidated Subsidiaries at any time, the aggregate sum of (a) all Indebtedness (as reflected on the Consolidated balance sheet of PDSA) and (b) (without duplication):

(i) moneys borrowed;

(ii) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv) the amount of any liability in respect of any lease or hire purchase contract that, in accordance with GAAP, would be treated as a finance or capital lease;

(v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi) the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of ninety (90) days in order to raise finance or to finance the acquisition of those assets or services;

(vii) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(viii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative;

(ix) transaction, the marked to market value shall not be taken into account until such time as the relevant derivative transaction is terminated);

(x) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby;

(xi) or documentary letter of credit or any other instrument issued by a bank or financial or other institution; and

(xii) the amount of any liability (without duplication) in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (xi) of this definition.

“Total Capitalization” means, as of any date of determination, the sum of Total Debt plus Consolidated Tangible Net Worth as of such date.

Section 5.04 Certain Notice Covenants The Credit Parties will notify the Issuing Bank promptly if:

(a) any payment is made by Star Deep Water Petroleum in respect of the TI Bond pursuant to the reimbursement obligations contained in Section 14.5 of the Drilling Contract;

(b) the Vessel suffers a Total Loss or Major Casualty Event (as defined in the PFA);

(c) Star Deep Water Petroleum, on the one hand, or the Owner or PIDWAL, collectively as Contractor, on the other hand, gives notice to the other party of a material breach or material default under the Drilling Contract or the Quiet Enjoyment Agreement, dated as of

November 12, 2010 (the “QEA”), made by and between Star Deep Water Petroleum, DNB Bank ASA as Security Trustee for the benefit of the secured parties under the PFA, and, collectively, the Owner and PIDW AL as the Contractor therein named (the Drilling Contract and the QEA, each a “Drilling Document” and collectively, the “Drilling Documents”), or either party repudiates or threatens to repudiate a Drilling Document; or

(d) a Change of Control (defined below) occurs.

A “Change of Control” means:

(i) PDSA ceases to own and control, directly or indirectly, free and clear of encumbrances (other than the security interest of the lenders and hedging parties under the PFA) 42% of the issued and outstanding Equity Interests of PDL, PDGL, or PBL.

(ii) Any one or more of the current direct or indirect beneficial equity owners of PDSA (being such beneficial owners as of the date of this Agreement) cease to own and control, directly or indirectly, free and clear of encumbrances, more than 50% of the issued and outstanding equity interests of PDSA.

Section 5.05 [Reserved].

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default If any of the following events (subject to the provisions of the penultimate sentence of this Section 6.01, “Events of Default”) shall occur and be continuing:

(a) (i) the Borrowers shall fail to pay any principal of any Advance within three (3) Business Days of the same becoming due and payable or (ii) the Borrowers shall fail to pay any interest on any Advance, or any Document Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five (5) Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Document Party (or any of its officers) in writing under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) an Obligor or PIDWAL shall fail to perform or observe any term, covenant or agreement contained in Section 2.11, 5.01(a), (b), (d) (but only with respect to the Vessel), (e) or (g), 5.02, 5.03 or 5.04; or

(d) any Document Party shall fail to perform or observe any other term, covenant or agreement (other than as provided in paragraphs (a) through (c) of this Section 6.01) contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Obligor or PIDWAL, as the case may be, becomes aware of such failure or (ii) written notice thereof shall have been given to the Obligors by the Administrative Agent; or

(e) any Document Party or any of its Subsidiaries shall be in default in respect of any Indebtedness of such Document Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $5,000,000 either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), and such Indebtedness shall become due and payable prior to its stated maturity; or

(f) (i) any Document Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Document Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Document Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Obligor Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Document Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Document Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) one or more judgments or decrees shall be entered against PDSA or any of its Subsidiaries involving in the aggregate a liability of more than US$5,000,000 in value and such judgments or decrees involving in the aggregate more than US$5,000,000 in value shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(h) any of the circumstances described above in item (f) of this Section 6.01 shall have occurred with respect to Star Deep Water Petroleum; or

(i) if at any time PDSA or any of its Subsidiaries or PIDWAL shall become liable (whether, directly or indirectly, by indemnity or contribution or otherwise) for remediation and/or environmental compliance expenses and/or fines, penalties or other charges which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

(j) any Loan Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be determined by any court to be void, voidable or unenforceable, or any such Document Party shall rescind, revoke or repudiate any of its obligations under any such Loan Document; or

(k) the Drilling Contract shall cease to be in full force and effect (other than in accordance with its terms), or shall be determined by any court to be void, voidable or unenforceable, or Star Deep Water Petroleum shall rescind, revoke or repudiate any of its obligations under the Drilling Contract; provided however that in any such case, no Event of Default shall occur under this item (k) for a period of one hundred and twenty (120) days after any such event, so long as on or before forty-five (45) days after such event, the Vessel shall have left Nigerian waters; or

(l) there shall occur and be continuing an “Event of Default” as defined in the PFA and the Indebtedness under the PFA shall become due and payable prior to its stated maturity; or

(m) a Change of Control shall occur; or

(n) a breach of insurance covenants relating to the Vessel shall have occurred and be continuing after expiry of all applicable grace and cure periods under the PFA or the Finance Documents (therein defined; or a breach of the insurance policies relating to the Vessel required hereunder, under the PFA or the Finance Documents (therein defined) shall have occurred and be continuing after expiry of all applicable grace and cure periods under such policies; or

(o) the Vessel shall have suffered a Total Loss; or seizure, confiscation , condemnation, trapping of the Vessel, or of title to the Vessel, whether or not under color of law, including by piracy, shall have occurred and be continuing; provided however that in any such case, no Event of Default shall occur under this item (s) for a period of one hundred and twenty (120) days after any such event, so long as (i) no amount has been drawn under the TI Bond, and (ii) no “Event of Default” as defined in the PFA, or any event or condition that would constitute such an “Event of Default” but for the requirement that notice be given or time elapse or both, has occurred and is continuing after expiry of all applicable grace periods;

(p) any event or circumstance (or combination of events or circumstances) occurs the effect of which has, or could reasonably be expected to have, a Material Adverse Change (defined below) in respect of any Document Party. “Material Adverse Change” means a material adverse effect upon:

(i) the financial condition, business, assets, prospects or operations of any Document Party;

(ii) the ability of any Document Party to perform its material obligations under any Loan Document to which it is party;

(iii) the ability of any Document Party to enforce its material rights or remedies under any Loan Document to which it is a party or under any Transaction Document (as defined in the PFA) to which it is party; or

(iv) the ability of any Document Party to pay or perform Obligations when due under any Loan Document to which it is a party or under any Transaction Document (as defined in the PFA) to which it is a party;

then, and in any such event, but subject to the terms of the ICA, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Document Party, automatically the Commitments and the Letter of Credit Commitments shall immediately terminate and the Advances hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders (or, in the case of an Event of Default specified in paragraph (a) above, the Required Lenders), the Administrative Agent may, or upon the request of the Required Lenders (or, in the case of an Event of Default specified in paragraph (a) above, the Required Lenders), the Administrative Agent shall, by notice to the Borrowers, declare the Commitments and the Letter of Credit Commitments to be terminated forthwith, whereupon the Commitments and the Letter of Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders (or, in the case of an Event of Default specified in paragraph (a) above, the Required Lenders), the Administrative Agent may, or upon the request of the Required Lenders (or, in the case of an Event of Default specified in paragraph (a) above, the Required Lenders), the Administrative Agent shall, by notice of default to the Borrowers, declare the Letter of Credit Advances hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable and the Lender Parties shall be entitled to all remedies provided under applicable law.

Further to the provisions of the first sentence of this Section 6.01, so long as at least 105% of the face amount of the Letter of Credit is cash collateralized in accordance with the provisions of Section 2.12 (h) hereof, none of the following items listed in the first sentence of this Section 6.01 shall be an “Event of Default” under this Agreement: (b), (c), (d), (e), (g), (h), (i), (k), (n), or (o).

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 6.02 Actions in Respect of the Letter of Credit upon Default With respect to the Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a non-interest bearing cash collateral account opened by, and under the sole dominion and control of, the Administrative Agent an amount equal to the aggregate Available Amount of the Letter of Credit then outstanding, and the Borrowers hereby grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders a security interest in all funds so deposited to and from time to time held (in the form of cash, certificates or instruments) in the cash collateral account and proceeds thereof. The Borrowers and the Administrative Agent shall thereafter enter into documentation reaffirming the grant of the security interest hereunder and otherwise relating to such cash collateral account in form and substance satisfactory to the Administrative Agent and the Borrowers. The Administrative Agent shall, at the Borrowers’ direction and without assuming any risk of loss thereof, invest the funds in the cash collateral account in Cash Equivalents for the account of the Borrowers. All interest and other investment gains earned on such investments shall be added to the cash collateral account as additional collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrowers under and in respect of the Letter of Credit.

Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under the Letter of Credit, and the unused portion thereof after the Letter of Credit shall has expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Advances. If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, the Issuing Bank or the Lenders, which right or claim could reasonably have the effect of reducing the value of such funds to the Issuing Bank and the Lenders, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon receipt of a demand by the Administrative Agent, pay to the Administrative Agent, as additional funds in Dollars to be deposited and held in such cash collateral account, an amount equal to (a) the amount by which the value of such funds to the Lenders and the Issuing Bank has been reduced, or (b) the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in such cash collateral account, respectively. On or after the date the Letter of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Advances then due and payable shall have been paid in full and the TI Bond shall have expired or been cancelled, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

Section 6.03 Lender Parties’ Notice to Intercreditor Agent If an Event of Default or a Default either occurs or ceases to be continuing, the Lender Parties, upon becoming aware of that occurrence or cessation, shall notify the Intercreditor Agent in accordance with the terms of the ICA.

Section 6.04 Acknowledgment of Intercreditor Agreement The Lender Parties hereby acknowledge and agree that the exercise of remedies under this Agreement shall be subject to and in accordance with the express provisions of the ICA. Any notice of default given to the Borrowers under this Agreement shall be deemed to be expressly stated to be subject to the terms of the ICA.

ARTICLE VII

PDSA GUARANTY

Section 7.01 Guaranty The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each Document Party now or hereafter existing under the L/C Related Documents, whether for reimbursement of drawings under any Letter of Credit, principal, interest, fees, expenses or otherwise (such Obligations being the “PDSA Guaranteed Obligations”), to the Administrative Agent, the Issuing Bank and the Lenders, and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent, the Issuing Bank or any Lender in enforcing any rights under the guaranty contained in this Article VII. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the PDSA Guaranteed Obligations and would be owed by each Document Party to the Administrative Agent, the Issuing Bank or any Lender under the L/C Related Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Document Party.

Section 7.02 Guaranty Absolute The Guarantor guarantees that the PDSA Guaranteed Obligations will be paid strictly in accordance with the terms of the L/C Related Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Bank or any Lender with respect thereto. The obligations of the Guarantor under the guaranty contained in this Article VII are independent of the PDSA Guaranteed Obligations or any other Obligations of any other Document Party under the L/C Related Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce the guaranty contained in this Article VII, irrespective of whether any action is brought against any Document Party or whether any Document Party is joined in any such action or actions. The liability of the Guarantor under the guaranty contained in this Article VII shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any L/C Related Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the PDSA Guaranteed Obligations or any other Obligations of any Document Party under the L/C Related Documents, or any other amendment or waiver of or any consent to departure from any L/C Related Document, including, without limitation, any increase in the PDSA Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral security, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the PDSA Guaranteed Obligations;

(d) any manner of application of collateral security, or proceeds thereof, to all or any of the PDSA Guaranteed Obligations, or any manner of sale or other disposition of any collateral security for all or any of the PDSA Guaranteed Obligations or any other Obligations of any Document Party under the L/C Related Documents or any other assets of any Document Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Document Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent, the Issuing Bank or any Lender to disclose to any Document Party or the Guarantor any information relating to the financial condition, operations, properties or prospects of any Document Party now or in the future known to the Administrative Agent, the Issuing Bank or Lender (the Guarantor waiving any duty on the part of the Administrative Agent, the Issuing Bank or Lenders to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, the Issuing Bank or Lender that might otherwise constitute a defense available to, or a discharge of, any Document Party, the Guarantor or any other guarantor or surety (other than the defense of payment or performance).

The guaranty contained in this Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the PDSA Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Issuing Bank or Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Document Party or otherwise, all as though such payment had not been made.

Section 7.03 Waivers and Acknowledgments.

(a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the PDSA Guaranteed Obligations and the guaranty contained in this Article VII and any requirement that the Administrative Agent, the Issuing Bank or Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Document Party or any other Person or any collateral security.

(b) The Guarantor hereby waives any right to revoke the guaranty contained in this Article VII, and acknowledges that the guaranty contained in this Article VII is continuing in nature and applies to all PDSA Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04 Subrogation The Guarantor will not exercise any rights that it may now or hereafter acquire against any Document Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under the guaranty contained in this Article VII or any other L/C Related Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the Issuing Bank or Lender against any Document Party or any other insider guarantor or any collateral security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Document Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under the guaranty contained in this Article VII shall have been paid in full in cash, the Letter of Credit shall have expired or terminated and not have been renewed, all Reimbursement Obligations shall have been paid in full in cash and the Commitments and the Letter of Credit Commitments shall have expired or terminated, and all amounts owed the lenders under the PFA have been fully and finally paid in full and the commitments of the lenders thereunder have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the PDSA Guaranteed Obligations and all other amounts payable under the guaranty contained in this Article VII and the later of (i) the Termination Date and (ii) the expiration or termination of the Letter of Credit and the payment in full in cash of all

Reimbursement Obligations, such amount shall be held in trust for the benefit of the Administrative Agent, the Issuing Bank and Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the PDSA Guaranteed Obligations and all other amounts payable under the guaranty contained in this Article VII, whether matured or unmatured, in accordance with the terms of the L/C Related Documents, or to be held as collateral security for any PDSA Guaranteed Obligations or other amounts payable under the guaranty contained in this Article VII thereafter arising. If (i) the Guarantor shall make payment to the Administrative Agent, the Issuing Bank or Lender of all or any part of the PDSA Guaranteed Obligations, (ii) all of the PDSA Guaranteed Obligations and all other amounts payable under the guaranty contained in this Article VII shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Letter of Credit shall have expired or terminated and not been renewed and all Reimbursement Obligations shall have been paid in full in cash, the Administrative Agent, the Issuing Bank and Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the PDSA Guaranteed Obligations resulting from such payment by the Guarantor.

Section 7.05 Continuing Guaranty The guaranty contained in this Article VII is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the PDSA Guaranteed Obligations and all other amounts payable under the guaranty contained in this Article VII and the later of (i) the Termination Date and (ii) the expiration or termination of the Letter of Credit and the payment in full in cash of all Reimbursement Obligations, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Issuing Bank and Lenders and their successors, transferees and assigns.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Authorization and Action Each Lender Party (in its capacities as a Lender and the Issuing Bank (if applicable)) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and none of the Borrowers nor any other Obligor shall have rights as a third-party beneficiary of any of such provisions. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Advances; provided, however, that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other law that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Obligors pursuant to the terms of this Agreement.

Section 8.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Advance as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Advance, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Document Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Document Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Document Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03 Citibank and Affiliates With respect to its Commitments, the Advances made by it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Document Party, any of its Subsidiaries and any Person that may do business with or own securities of any Document Party or any such Subsidiary, all as if Citibank was not an Agent and without any duty to account therefor to the Lender Parties. The Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Document Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

Section 8.04 Party Credit Decision Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05 Indemnification.

(a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Obligors) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Obligors under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Obligors. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Obligors under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Obligors.

(c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties and (ii) their respective Pro Rata Shares of the aggregate Available Amount of the Letter of Credit outstanding at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments. The failure of any Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.06 Successor Administrative Agent The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrowers; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as the Issuing Bank and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, provided, however, that if no Default or Event of Default shall have occurred and be continuing, subject to approval of the Borrowers (such approval not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, provided, however, that if no Default or Event of Default shall have occurred and be continuing, subject to approval of the Borrowers (such approval not to be unreasonably withheld), which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Collateral Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within forty five (45) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.01) may by notice to the Borrowers and such Person remove such Person as Administrative Agent and , in consultation with the Borrowers, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date thirty (30) days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

Section 8.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties (for purposes of this Section 8.07, “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.08 Resignation of Issuing Bank In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank may, upon prior written notice to the Borrowers and the Administrative Agent, resign as Issuing Bank effective at the close of business New York time on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Document Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected by such amendment, waiver or comment, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances, any Reimbursement Obligation or any fees or other amounts payable hereunder (provided that any Lender may waive, for itself, the timely payment of any amount owed to it arising from any claim by such Lender in respect of any indemnity obligation of the Borrowers to such Lender pursuant to Section 2.07 or 2.09), (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or of the aggregate Available Amount of outstanding Letters of Credit, or the number of Lenders, that in each case shall be required for the Lenders or any of them to take any action hereunder, (f) reduce or limit the obligations of the Guarantor under Section 7.01 or otherwise limit any Obligor’s respective liability with respect to the Obligations owing to the Agents, the Lenders and the Issuing Banks, (g) amend this Section 9.01 or the definition of “Required Lenders” or (h) release all or substantially all of any cash collateral securing Reimbursement Obligations under the Letter of Credit, except to the extent otherwise permitted hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent in its capacity as the Administrative Agent, under this Agreement. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender. This Section 9.01 is subject to the Intercreditor Agreement.

Section 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier) and sent by a prepaid nationally recognized overnight courier, telecopied, or delivered, if to any Obligor, then to such Obligor in care of Pacific Drilling Services, Inc., at its address at c/o Pacific Drilling Services, Inc., 3050 Post Oak Blvd., Suite 1500, Houston, TX 77056, Attention: Johannes (John) P. Boots, Vice President and

Treasurer, Email: j.boots@pacificdrilling.com, Fax: +1 713 583 5777; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address c/o Citibank, N.A. at 388 Greenwich Street, New York, NY 10013, Attention: Robert H. Malleck, Fax: +1 646 291 1688; if to the Issuing Bank, at its Notice Office specified opposite its name on Schedule I hereto; or, as to PDL or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to PDL and the Administrative Agent. All such notices and communications shall, when mailed, sent by a nationally recognized overnight courier, or telecopied, be effective when deposited in the mails, delivered to such courier, or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent, as the case may be. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

If any one or more Obligors are required herein to furnish or deliver any documents or notices such obligations shall be satisfied with respect to such Obligor to the extent such documents or notices are delivered or furnished by any other Obligor in the name of such Obligor or by and on behalf of any one or more of the Obligors in the name of such Obligor. Any notice or other communication by any one or more Obligors in connection herewith may be effectuated in the same manner. Each Obligor hereby irrevocably authorizes each other Obligor to deliver notices and documents on its behalf as provided in this paragraph.

The Obligors agree that the Administrative Agent may make any communication available to the Lenders and the Issuing Bank by posting the communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). The Obligors acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RESPECTIVE AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ITS RESPECTIVE AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LENDER PARTY, ANY OBLIGOR OR ANY OTHER PERSON

OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY OBLIGOR, ANY LENDER PARTY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF ANY COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of any communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of such communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such communications to such Lender for purposes of the Loan Documents. Each Lender Party agree to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Section 9.03 No Waiver; Remedies, Entire Agreement No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect hereto.

Section 9.04 Costs and Expenses; Indemnity; Power of Attorney; Currency Conversion.

(a) The Obligors agree to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, all due diligence, collateral review, syndication (including costs and expenses related to printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, provided that the Obligors shall only be responsible for the reasonable fees and expenses of Holland & Knight LLP, one local Nigerian counsel and one local British Virgin Islands counsel as the Administrative Agent may appoint, as counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Document Party or with other creditors of any Document Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Obligors agree to indemnify, defend and save and hold harmless the Administrative Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the TI Bond, the TI Bond Facility, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Obligor or any of its Subsidiaries or any Environmental Action relating in any way to any Obligor or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (y) such Indemnified Party’s gross negligence, willful misconduct or bad faith or (z) claims solely between or among Indemnified Parties not involving any Obligor. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(c) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Obligor, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto. Each Obligor also agrees and will ensure that neither it nor any of its Subsidiaries will assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the TI Bond, the TI Bond Facility, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any Obligor fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Obligor by the Administrative Agent or any Lender Party, in its sole discretion.

(d) Without prejudice to the survival of any other agreement of any Obligor hereunder or under any other Loan Document, the agreements and obligations of the Obligors contained in Sections 2.07 and 2.08 and this Section 9.04, and the obligations of PDSA set forth in Article VII of this Agreement shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(e) (i) If for the purposes of obtaining or enforcing judgment in any court it is necessary to convert a sum due hereunder in one currency (the “Primary Currency”) into another currency (the “Secondary Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could, in good faith and in a commercially reasonable manner, purchase the Primary Currency with such Secondary Currency at Citibank’s principal office in New York, New York at 11:00 A.M. (New York time) on the second Business Day preceding that on which final judgment is given.

(ii) The obligation of any Obligor in respect of any sum due from it in any Primary Currency to any Lender, the Issuing Bank or the Administrative Agent hereunder shall, notwithstanding any judgment or order in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the Issuing Bank or the Administrative Agent (as the case may be), of any sum adjudged to be so due in the Secondary Currency, such Lender, the Issuing Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with the Secondary Currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender, the Issuing Bank or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the Issuing Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any such Lender, the Issuing Bank or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender, the Issuing Bank or the Administrative Agent (as the case may be) agrees to remit such excess to the applicable Obligor.

Section 9.05 Right of Set off Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Required Lenders, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of each Document Party against any and all of the Obligations of the Document Party now or hereafter existing under the Loan Documents to the Secured Parties, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Advance or Advances and although such Obligations may be unmatured; provided, however, that rights set forth in this Section 9.05 shall only apply in the event that the debt obligations of PDL and PBL under the PFA and the other debt obligations of the other obligors therein named have been paid or prepaid in full and all the commitments of the lenders under the PFA have been terminated. The Administrative Agent and each Lender Party agrees promptly to notify such Document Party after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application; provided, further, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) the Defaulting Lender will provide promptly to the

Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.

Section 9.06 Binding Effect This Agreement shall become effective when it shall have been executed by the Obligors and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it, and thereafter shall be binding upon and inure to the benefit of the Obligors, the Administrative Agent and each Lender Party and their respective successors and assigns, except that no Obligor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 9.07 Assignments and Participations.

(a) Each Lender, with the consent, not to be unreasonably withheld, of PDL, the Administrative Agent and the Issuing Bank, may, and, in the case of a Lender if demanded by the Borrowers (following a demand by such Lender pursuant to Section 2.09) upon at least five (5) Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments and the Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the remaining Commitment of the assigning Lender shall in no event be less than $10,000,000, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by PDL pursuant to this Section 9.07(a) shall be arranged by PDL after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by PDL pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts then due and payable to such Lender under this Agreement and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and such Assignee will accede to the terms of the ICA (if not already a party thereto as a TI Bond Facility Creditor) and pay a processing and recordation fee of $3,500; provided further that if such assignment is to an Eligible Assignee which is a direct or indirect wholly owned Subsidiary or Affiliate of any Lender or the controlling corporation of such Lender, no consent of the Borrower shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

Notwithstanding the foregoing provisions of this Section 9.07(a), no such assignment will be made to any Defaulting Lender or its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment under this Section 9.07(a) will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full share of all Advances pro rata on the basis of its original Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Document Party or the performance or observance by any Document Party of any of its respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in

Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(c) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Obligors, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the forms such assignee is required to deliver pursuant to subsection 2.09(e), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e) Each Lender may sell participations to one or more banks or other entities (other than any Obligor or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder and sole payee of any such Advance for all purposes of this Agreement, (iv) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (v) any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the first sentence of Section 9.01 and directly affects such participant.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Obligors furnished to such Lender by or on behalf of the Obligors; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Obligors received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Obligors or PIDWAL or the Administrative Agent, create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any Assignee for such Lender as a party hereto. For the avoidance of doubt, no such assignment to any Federal Reserve Bank shall require such Federal Reserve Bank to accede to any intercreditor arrangement entered into in connection with the PFA.

Section 9.08 Execution in Counterparts This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.09 Confidentiality Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Obligors, other than (a) subject to an agreement to comply with the provisions of this Section, to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Obligors received by it from such Lender Party, (e) in connection with any litigation or proceeding to which the Administrative Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

Section 9.10 Release of Collateral At such time as the Advances, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full (other than contingent indemnification obligations), the Commitments have been terminated or expired and the Letter of Credit shall not be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Document Party under the Collateral Documents shall terminate, and the Administrative Agent will, at the Obligors’ expense, execute and deliver to such Document Party such documents as such Document Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents

Section 9.11 Patriot Act Notification Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Obligor in accordance with the Patriot Act. Each Obligor shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.12 JURISDICTION, ETC.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY.

(d) Each Obligor irrevocably agrees to maintain an agent for service of process (reasonably satisfactory to the Administrative Agent) located in New York City and shall furnish to the Administrative Agent evidence on or before the Closing Date and thereafter from time to time that such agent shall have accepted such appointment for a period of time ending no earlier than one year after the Termination Date. Each Obligor irrevocably appoints C T Corporation System, 111 Eighth Avenue, New York, New York 10011, U.S.A., as its authorized agent (and any successor agent, the “Process Agent”) on which any and all legal process may be served in any action, suit or proceeding brought in any New York state or federal court. Each Obligor irrevocably agrees that service of process in respect of it upon the Process Agent, together with written notice of such service given to it in the manner provided for notices in Section 9.02, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Obligor agrees that the failure of the Process Agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon. If for any reason the Process Agent named above shall cease to be available to act as such, each Obligor agrees to irrevocably appoint a replacement process agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this Section 9.12(d). Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law or to obtain jurisdiction over any party or bring actions, suits or proceedings against any party in such other jurisdictions, and in such matter, as may be permitted by applicable law.

Section 9.13 GOVERNING LAW THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9.14 WAIVER OF JURY TRIAL Each party hereto hereby irrevocably waives, to the fullest extent permitted by any applicable laws, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Loan Documents, the Advances, the Letters of Credit or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PACIFIC BORA LTD.		PACIFIC DRILLING (GIBRALTAR) LIMITED

By:	/s/ Christian J. Beckett	By:	/s/ Christian J. Beckett
Name:	Christian J. Beckett	Name:	Christian J. Beckett
Title:	CEO/Director	Title:	CEO/Director

PACIFIC DRILLING LIMITED		PACIFIC DRILLING S.A.

		By:	/s/ Christian J. Beckett
By:	/s/ Christian J. Beckett	Name:	Christian J. Beckett
Name:	Christian J. Beckett	Title:	CEO/Director
Title:	CEO/Director

CITIBANK, N.A., as Administrative Agent

By:	/s/ Robert Malleck
Name:	Robert Malleck
Title:	Vice President

Signature Page

Letter of Credit Facility and Guaranty Agreement

Lender Parties

CITIBANK, N.A., as Issuing Bank		CITIBANK, N.A., as Lender

By:	/s/ Robert Malleck	By:	/s/ Robert Malleck
Name:	Robert Malleck	Name:	Robert Malleck
Title:	Vice President	Title:	Vice President

ABN AMRO BANK N.V., OSLO BRANCH, as Lender		CRÉDIT ARGRICOLE CORPORATE & INVESTMENT BANK, as Lender

By:	/s/ H.J. Norregaard	By:	/s/ J. Duval
Name:	H.J. Norregaard	Name:	J. Duval
Title:		Title:

DNB BANK ASA, as Lender		DVB BANK SE, NORDIC BRANCH, as Lender

By:	/s/ Stian Lovseth	By:	/s/ Ronny Gothesen
Name:	Stian Lovseth	Name:	Ronny Gothesen
Title:	First Vice President	Title:	Senior Vice President

FOKUS BANK (NORWEGIAN BRANCH OF DANSKE BANK A/S), as Lender		NIBC BANK N.V., as Lender

By:	/s/ E. Staurum	By:	/s/ Suskin Hovers
Name:	E. Staurum	Name:	Suskin Hovers
Title:	Senior Vice President	Title:	Managing Director

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Lender		SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.), as Lender

By:	/s/ Martin Lunder	By:	/s/ Per Olav Bucher-Johannessen
Name:	Martin Lunder	Name:	Per Olav Bucher-Johannessen
Title:	Senior Vice President	Title:	Senior Vice President

Signature Page

Letter of Credit Facility and Guaranty Agreement

Lender Parties

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.), as Lender

By:	/s/ Per Olav Bucher-Johannessen
Name:	Per Olav Bucher-Johannessen
Title:	Senior Vice President

Signature Page

Letter of Credit Facility and Guaranty Agreement

SCHEDULE I

LENDERS AND COMMITMENTS

NAME OF LENDER	COMMITMENT (US$)	DOMESTIC LENDING OFFICE
ABN AMRO Bank N.V., Oslo Branch	7,500,000	ABN AMRO BANK N.V., Oslo Branch Olav Vs gate 5 0161 Oslo Norway

Citibank, N.A.	25,000,000	399 Park Ave 16th Floor 5 New York, NY 10043

Crédit Agricole Corporate & Investment Bank	14,500,000	Crédit Agricole CIB 9, quai du Président Paul Doumer 92 920 Paris La Defense France

DNB Bank ASA	25,000,000	200 Park Avenue, 31st Floor New York, NY 10043

DVB Bank SE, Nordic Branch	1,000,000	DVB Bank SE, Nordic Branch P.O. Box 701 Sentrum, 5807 Bergen, Norway

Fokus Bank (Norwegian Branch of Danske Bank A/S)	10,000,000	Danske Bank A/S Corporate and Institutional Banking P.O. Box 1170 Sentrum Norway

NIBC Bank N.V.	2,500,000	Carnegieplein 4 2517 KJ The Hague The Netherlands

Nordea Bank Finland Plc, New York Branch	3,943,797	437 Madison Avenue New York, NY 10022

Skandinaviska Enskilda Banken AB (publ.)	2,500,000	SEB Merchant Banking Filipstad Brygge 1 P.O Box 1843 Vika NO-0123 Oslo

ISSUING BANK AND LETTER OF CREDIT COMMITMENT (NAIRA)

NAME OF ISSUING BANK	LETTER OF CREDIT COMMITMENT (NAIRA)
Citibank, N.A.	Naira 14,884,342,426.20

SCHEDULE II

DISCLOSED LITIGATION

None

EXHIBIT A

FORM OF

NOTICE OF ISSUANCE

NOTICE OF ISSUANCE

Citibank, N.A., as Issuing Bank,

    and as Administrative Agent

    under the Facility Agreement

    referred to below

388 Greenwich Street

New York, New York 10013

Attention: Robert Malleck

                    , 20

Ladies and Gentlemen:

Each of the undersigned, Pacific Bora Ltd., a Liberian corporation (“PBL”), Pacific Drilling (Gibraltar) Limited, a corporation organized and existing under the laws of Gibraltar (“PDGL”) and Pacific Drilling Limited, a Liberian corporation (“PDL”), refers to the Letter of Credit Facility and Guaranty Agreement dated as of             , 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”; the terms defined therein being used herein as therein defined), among, inter alios, PBL, PDGL and PDL, as joint and several borrowers (collectively, the “U.S. Account Parties” or the “Borrowers”), Pacific Drilling S.A., a company incorporated under the laws of Luxembourg (“PDSA”), as guarantor (the “Guarantor”), certain banks, financial institutions and other institutional lenders (the “Initial Lenders”), Citibank, N.A. (“Citibank”), as issuing bank (the “Issuing Bank”), Citibank, as administrative agent (together with any successor agent appointed pursuant to Article VIII of the Credit Agreement referred to below, the “Administrative Agent”) for the Lender Parties and, Citibank, as arranger (the “Arranger”), and hereby gives you notice, irrevocably, pursuant to Section 2.12(b) of the Facility Agreement, that the undersigned hereby requests that the Initial Extension of Credit be made as of the date set forth below. In that connection, we set forth below the information relating to such Initial Extension of Credit as required by Section 2.12(b) of the Facility Agreement:

(i) The Business Day of the proposed date of issuance of such Letter of Credit and the Initial Extension of Credit is                     .

(ii) The Available Amount of the Letter Credit is                     .

(iii) The expiration date of the Letter Credit is                     .

(iv) The name and address of the beneficiary of the Letter Credit is                     .

(v) The form of the Letter Credit is attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Initial Extension of Credit:

(A) The representations and warranties contained in each Loan Document are correct on and as of the date of the hereof, before and after giving effect to the Initial Extension of Credit and to the application of proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of this notice of issuance.

(B) No event has occurred and is continuing, or would result from such Borrowing or issuance or from application of the proceeds therefrom, that constitutes a Default.

(C) The Vessel has not suffered a Total Loss or Major Casualty Event (as defined in the PFA).

Delivery of an executed counterpart of this Notice of Issuance by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Issuance.

Very truly yours, PACIFIC BORA LTD.

By
Name: Title:

PACIFIC DRILLING (GIBRALTAR) LIMITED

By
Name: Title:

PACIFIC DRILLING LIMITED

By
Name: Title:

EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Letter of Credit Facility and Guaranty Agreement dated as of             , 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among, inter alios, Pacific Bora Ltd., a Liberian corporation (“PBL”), Pacific Drilling (Gibraltar) Limited, a corporation organized and existing under the laws of Gibraltar (“PDGL”) and Pacific Drilling Limited, a Liberian corporation (“PDL”), as joint and several borrowers (collectively, the “U.S. Account Parties” or the “Borrowers”), Pacific Drilling S.A., a company incorporated under the laws of Luxembourg (“PDSA”), as guarantor (the “Guarantor”), certain banks, financial institutions and other institutional lenders (the “Initial Lenders”), Citibank, N.A. (“Citibank”), as issuing bank (the “Issuing Bank”), Citibank, as administrative agent (together with any successor agent appointed pursuant to Article VIII of the Credit Agreement referred to below, the “Administrative Agent”) for the Lender Parties and, Citibank, as arranger (the “Arranger”).

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1. Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Facility Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Facility Agreement. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2. Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3. Such Assignee (i) confirms that it has received a copy of the Facility Agreement, together with copies of the financial statements referred to in Section 4.01(f) and Section 5.02 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Facility Agreement are required to be performed by it as a Lender Party; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.09(g) of the Facility Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent, and the Assignee promptly shall accede to the ICA (if not already a party thereto as a TI Bond Facility Creditor) in accordance with the terms thereof. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Administrative Agent and accession by the Assignee to the ICA, as required by this Assignment and Acceptance, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Assignment Effective Date, (i) such Assignee shall be a party to the Facility Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Facility Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Obligors under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Assignment Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Facility Agreement, such Assignor shall cease to be a party thereto.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Effective Date, the Administrative Agent shall make all payments under the Facility Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Facility Agreement for periods prior to the Assignment Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Commitment
Commitment assigned	$	$	$	$	$

Commitment retained	$	$	$	$	$

ASSIGNEES:
Commitment
Commitment assigned	$	$	$	$	$

Commitment retained	$	$	$	$	$

Assignment Effective Date (if other than date of acceptance by Administrative Agent):

                                         1                        ,

Assignors

[ ], as Assignor [Type or print legal name of Assignor]

By
Title:

Dated:	,

[ ], as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated:	,

[ ], as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated:	,

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Assignees

[ ], as Assignee
[Type or print legal name of Assignee]

By
Title:

Dated: ,

Domestic Lending Office:

[ ], as Assignee
[Type or print legal name of Assignee]

By
Title:

Dated: ,

Domestic Lending Office:

[ ], as Assignee [Type or print legal name of Assignee]

By
Title:

Dated: ,

Domestic Lending Office:

Accepted and Approved this
day of ,

CITIBANK N.A. as Administrative Agent

By

Title:

[Approved this              day

of                     ,

PACIFIC BORA LTD.

By

Title:

PACIFIC DRILLING (GIBRALTAR) LIMITED

By

Title:

PACIFIC DRILLING LIMITED

By

Title:]

EXHIBIT C

FORM OF

OPINION OF VINSON & ELKINS,

COUNSEL TO THE DOCUMENT PARTIES

SEE ATTACHED, AS EXECUTED

EXHIBIT D

FORM OF

CASH COLLATERAL AGREEMENT

SEE ATTACHED

EXHIBIT E

FORM OF

PIDWAL ASSIGNMENT OF DRILLING CONTRACT REIMBURSEMENT

PROCEEDS

SEE ATTACHED

EXHIBIT F

FORM OF

SUBORDINATE OWNER ASSIGNMENT OF DRILLING

CONTRACT REIMBURSEMENT PROCEEDS

SEE ATTACHED

EXHIBIT G

FORM OF

SUBORDINATE OWNER ASSIGNMENT OF INSURANCES

SEE ATTACHED

EXHIBIT H

FORM OF

SUBORDINATE OWNER ASSIGNMENT OF REINSURANCES

SEE ATTACHED

EXHIBIT I

FORM OF

OWNER’S DRILLING CONTRACT REIMBURSEMENT

PROCEEDS ACCOUNT COLLATERAL AGREEMENT

SEE ATTACHED

EXHIBIT J

FORM OF

OWNER’S INSURANCES PROCEEDS ACCOUNT COLLATERAL AGREEMENT

SEE ATTACHED

EXHIBIT K

FORM OF LETTER OF CREDIT

EXHIBIT L

FORM OF

FX CASH COLLATERAL AGREEMENT

SEE ATTACHED